Exhibit 10.1

Execution Version

Published Deal CUSIP Number: 90212QAN7

Published Revolver CUSIP Number: 90212QAP2

SECOND AMENDED AND RESTATED FIVE-YEAR SENIOR CREDIT AGREEMENT

dated as of

April 24, 2024

among

TYCO ELECTRONICS GROUP S.A.,
as Borrower

TE CONNECTIVITY LTD.,

and, on and after the Permitted Reorganization Effective Date, TE CONNECTIVITY PLC,

as Parent Guarantor

on and after the Permitted Reorganization Effective Date, TE CONNECTIVITY SWITZERLAND LTD.,

as Intermediate Guarantor

The Lenders Party Hereto,

BANK OF AMERICA, N.A.
as Administrative Agent,

DEUTSCHE BANK SECURITIES INC. and
JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents,

BNP PARIBAS, CITIBANK, N.A., and GOLDMAN SACHS BANK USA

as Co-Documentation Agents

Bank of China, New York Branch, Barclays Bank PLC, and The Bank of Nova Scotia,

as Senior Managing Agents

BofA SECURITIES, INC.,

BNP PARIBAS SECURITIES CORP.,

Citibank, N.A.,

DEUTSCHE BANK SECURITIES INC.,

JPMorgan Chase Bank, N.A., and

GOLDMAN SACHS BANK USA,

as Joint Bookrunners and Joint Lead Arrangers

Table of Contents (continued)

ii

Table of Contents (continued)

iii

SCHEDULES:

Schedule 1.01 - Pricing Grid

Schedule 2.01 - Commitments

Schedule 10.01 - Administrative Agent’s Office; Lender Notice Addresses

EXHIBITS:

Exhibit A - Form of Note

Exhibit B - Form of Assignment and Assumption

Exhibit C-1 – [Reserved]

Exhibit C-2 - [Reserved]

Exhibit C-3 - [Reserved]

Exhibit C-4 - [Reserved]

Exhibit D - Form of Subsidiary Guaranty

Exhibit E - Form of Solvency Certificate

SECOND AMENDED AND RESTATED FIVE-YEAR SENIOR CREDIT AGREEMENT (this “Agreement”), dated as of April 24, 2024, among (1) TYCO ELECTRONICS GROUP S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 46 Place Guillaume II, L-1648 Luxembourg and registered with the Luxembourg trade and companies register (Registre de commerce et des sociétés, Luxembourg) under number B.123549 (the “Borrower”), (2) TE CONNECTIVITY LTD., a Switzerland company (“TEL”, which, upon the occurrence of the Permitted Reorganization Effective Date, will be succeeded by merger by, TE CONNECTIVITY PLC, an Irish public limited company (“TopCo”)), (3) on and after the occurrence of the Permitted Reorganization Effective Date, TE CONNECTIVITY SWITZERLAND LTD., a Swiss corporation and a direct subsidiary of TopCo (“New TEL” or the “Intermediate Guarantor”), (4) the LENDERS party hereto and (5) BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, the Borrower, TEL, as the Parent Guarantor, the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, entered into that certain Amended and Restated Five-Year Senior Credit Agreement dated as of November 14, 2018 (as amended or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”).

The parties hereto agree as follows:

Article I

Definitions

Section 1.01            Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate per annum equal to the Alternate Base Rate. ABR Loans must be in Dollars.

“ABR Borrowing” shall have the meaning provided in Section 1.02.

“Acquired Debt” shall have the meaning provided in the definition of “Permitted Acquired Debt”.

“Act” shall have the meaning provided in Section 10.16.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent for the Lenders under this Agreement and the other Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the office address, facsimile number, electronic mail address, telephone number and account information set forth on Schedule 10.01 with respect to the Administrative Agent and such currency, or such other address, facsimile number, electronic mail address, telephone number or account information with respect to such currency as shall be designated by the Administrative Agent in a notice to the Borrower and the Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” (including the terms “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Affiliate Transactions” shall have the meaning provided in Section 5.11.

“Agent Parties” shall have the meaning provided in Section 10.15(f).

“Aggregate Commitments” means the aggregate Commitments of all the Lenders. The Aggregate Commitments as of the Effective Date is $1,500,000,000.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) Term SOFR plus one percent (1%). Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Base Rate, the Federal Funds Effective Rate or Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 9.08 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) in this definition without reference to clause (c) in this definition. Notwithstanding the foregoing, if the Alternate Base Rate shall be less than one percent (1%), such rate shall be deemed one percent (1%) for purposes of this Agreement.

“Alternative Currency” means each of the following currencies: Euro, Sterling and Yen, together with each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Conforming Changes” means, with respect to the use, administration of or any conventions associated with any Relevant Rate or any proposed Alternative Currency Successor Rate, as applicable, any conforming changes to the definitions of “EURIBOR”, “Interest Period”, “SONIA”, “TIBOR”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, as determined by the Administrative Agent, in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Alternative Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Alternative Currency exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Alternative Currency Daily Rate” means, for any day, with respect to any Borrowing:

(a)            denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof; and

(b)            denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.06(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lender pursuant to Section 1.06(a);

provided, that, if any Alternative Currency Daily Rate shall be less than zero percent (0%), such rate shall be deemed zero percent (0%) for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.

“Alternative Currency Daily Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate.” All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent, by reference to Reuters (or such other publicly available service for displaying exchange rates), to be the exchange rate for the purchase of such Alternative Currency with Dollars at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by the Administrative Agent using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable. All Loans denominated in an Alternative Currency must be either an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan.

“Alternative Currency Scheduled Unavailability Date” has the meaning specified in Section 9.08(b).

“Alternative Currency Successor Rate” has the meaning specified in Section 9.08(b).

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $750,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Alternative Currency Term Rate” means, for any Interest Period, with respect to a Borrowing:

(a)            denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designed by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period;

(b)            denominated in Yen, the rate per annum equal to the Tokyo Interbank Offer Rate (“TIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period; and

(c)            denominated in any other Alternative Currency (to the extent such Loans denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the relevant Lenders pursuant to Section 1.06(a) plus the adjustment (if any) determined by the Administrative Agent and the relevant Lenders pursuant to Section 1.06(a);

provided, that, if any Alternative Currency Term Rate shall be less than zero percent (0%), such rate shall be deemed zero (0%) for purposes of this Agreement.

“Alternative Currency Term Rate Loan” means a Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate.” All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.

“Applicable Authority” means, with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.

“Anti-Terrorism Laws” shall have the meaning provided in Section 3.12(a).

“Applicable Margin” means, with respect to (x) any Term SOFR Loan or Alternative Currency Loan, the rate per annum set forth on the Pricing Grid set forth on Schedule 1.01 hereto, opposite the reference to the applicable Index Debt Rating under the heading “Applicable Margin for Term SOFR Loans and Alternative Currency Term Rate Loans” and (y) any ABR Loan, the rate per annum set forth on the Pricing Grid set forth on Schedule 1.01 hereto, opposite the reference to the applicable Index Debt Rating under the heading “Applicable Margin for ABR Loans”; any change in the Applicable Margin resulting from an Index Debt Rating Change shall be determined in accordance with Schedule 1.01 and shall be effective on the date of such Index Debt Rating Change.

“Applicable Percentage” means, with respect to any Lender, the percentage (rounded to the ninth decimal) of the total Commitments in effect at any given time represented by such Lender’s then applicable Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the outstanding principal amounts of the Loans made by the respective Lenders.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be reasonably determined by the Administrative Agent, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment. It is understood and agreed that the Applicable Time for borrowings and payments of a Loan in Alternative Currency shall be the times set forth in Section 2.03 and Section 2.09 unless the Administrative Agent gives notice otherwise prior to the initial borrowing of such Loan.

“Approved Fund” shall have the meaning assigned to such term in Section 10.04.

“Arranger” means BofA Securities, Inc., BNP Paribas Securities Corp., Citibank, N.A., Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., and Goldman Sachs Bank USA in each case in its respective capacity as a Joint Lead Arranger hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination in full of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its base rate or prime rate in effect at its principal office in New York City. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning set forth in the preamble hereto.

“Borrower Communications” shall have the meaning assigned to such term in Section 10.15.

“Borrowing” means Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Term SOFR Loans and Alternative Currency Term Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 and which shall be in a form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in the state where the Administrative Agent’s Office is located; provided that:

(a)            if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a Business Day that is also a TARGET Day;

(b)            if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in (i) Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; and (ii) Yen, means a day other than when banks are closed for general business in Japan; and

(c)            if such day relates to any fundings, disbursements, settlements and payments in a currency in respect of an Alternative Currency Loan denominated in a currency other than Euro, Sterling or Yen, or any other dealings in any currency other than Euro, Sterling or Yen to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender at any time, the commitment of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder at such time (if fully drawn), as such commitment may be (a) reduced from time to time pursuant to Section 2.07, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Communications” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compensation Period” shall have the meaning assigned to such term in Section 2.05(b).

“Consenting Lender” shall have the meaning assigned to such term in Section 2.14.

“Consolidated” refers to the consolidation of accounts of the Parent Guarantor and its consolidated Subsidiaries in accordance with GAAP (or if the Parent Guarantor has adopted IFRS for SEC reporting purposes, then in accordance with IFRS).

“Consolidated EBITDA” means, for any fiscal period, Consolidated Net Income for such period plus the following, to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Expense, (b) income tax expense, (c) depreciation and amortization expense, (d) the amount, if any, by which net periodic costs for defined benefit pension plans and post-retirement benefit plans exceeds minimum required cash contributions, (e) any extraordinary expenses or losses, (f) losses on sales of assets outside of the ordinary course of business and losses from discontinued operations, (g) any losses on the retirement of debt identified in the Consolidated statements of cash flows and (h) any other nonrecurring or non-cash charges (including charges incurred with respect to the Transactions), and minus, to the extent included in calculating such Consolidated Net Income for such period, the sum of (i) any extraordinary income or gains, (ii) gains on the sales of assets outside of the ordinary course of business and gains from discontinued operations, (iii) any gains on the retirement of debt identified in the Consolidated statements of cash flows and (iv) any other nonrecurring or non-cash income, all as determined on a Consolidated basis. If during such period the Parent Guarantor or any Subsidiary shall have made an acquisition (other than the Permitted Reorganization), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

“Consolidated Interest Expense” means, for any fiscal period (without duplication), (a) the Consolidated interest expense of the Parent Guarantor and its Consolidated Subsidiaries for such period plus (b) if a Permitted Securitization Transaction outstanding during such period is accounted for as a sale of accounts receivable, chattel paper, general intangibles or the like under GAAP, the additional consolidated interest expense that would have accrued during such period had such Permitted Securitization Transaction been accounted for as a borrowing during such period, determined on a Consolidated basis.

“Consolidated Net Income” means, for any fiscal period, the Consolidated net income of the Parent Guarantor for such period; provided that, losses from the TSA shall be added back to Consolidated Net Income, and income from the TSA shall be deducted from Consolidated Net Income.

“Consolidated Subsidiary” means any Subsidiary that is consolidated into the Parent Guarantor’s financial statements in accordance with GAAP.

“Consolidated Tangible Assets” means, at any time, the ‘Total Assets’ less ‘Intangible assets, net’, appearing on the Consolidated balance sheet of the Parent Guarantor as of the end of the most recently concluded fiscal quarter of the Parent Guarantor.

“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of Debt of the Parent Guarantor determined on a Consolidated basis, as of such date; provided that Guarantees shall be valued at the amount thereof, if any, reflected on the consolidated balance sheet of the Parent Guarantor; provided, further, that if a Permitted Securitization Transaction is outstanding at such date and is accounted for as a sale of accounts receivable, chattel paper, general intangibles, or the like, under GAAP, or, if adopted at such time, IFRS, Consolidated Total Debt determined as aforesaid shall be adjusted to include the additional Debt, determined on a consolidated basis as of such date, which would have been outstanding at such date had such Permitted Securitization Transaction been accounted for as a borrowing at such date; provided, further, that Consolidated Total Debt shall not include Debt of a joint venture, partnership or similar entity which is Guaranteed by the Parent Guarantor or a Consolidated Subsidiary by virtue of the joint venture, partnership or similar arrangement with respect to such entity or by operation of applicable law (and not otherwise) except to the extent that the aggregate outstanding principal amount of such excluded Debt at such date exceeds $75,000,000.

“Covered Party” shall have the meaning provided in Section 10.22(a).

“Debt” of any Person means, at any date, without duplication, (a) the principal of all obligations of such Person for borrowed money; (b) the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of property or services recorded on the books of such Person (except for (i) trade and similar accounts payable and accrued expenses, (ii) employee compensation, deferred compensation and pension obligations, and other obligations arising from employee benefit programs and agreements or other similar employment arrangements, (iii) obligations in respect of customer advances received and (iv) obligations in connection with earnout and holdback agreements, in each case in the ordinary course of business); (d) any obligation of such Person to reimburse the issuer of any letter of credit, performance bond, performance guaranty or bank guaranty issued for the account of such Person upon which, and only to the extent that, a drawing is outstanding (or such reimbursement obligation is otherwise not contingent) and such non-contingent obligation is not reimbursed within five Business Days of such drawing; (e) (x) the net capitalized amount of all obligations of such person as lessee which are capitalized on the books of such Person in accordance with GAAP as in effect at the Effective Date or (y) upon the convergence of GAAP with IFRS or the replacement by the Parent Guarantor of GAAP with the adoption of IFRS (in accordance with the terms hereof), (i) with respect to obligations in existence at the time of such convergence or adoption (including any renewals or extensions thereof), the amounts which were capitalized immediately prior to such convergence or adoption of IFRS and which remain capitalized on the books of such Person in accordance with IFRS and (ii) with respect to all other obligations, the capitalized amount of all obligations of such person as lessee which are capitalized on the books of such Person in accordance with IFRS, less up to $200,000,000 of any increase to such capitalized amounts from leases effected after the date of such convergence or adoption of IFRS solely to the extent such amounts would not have been capitalized on the books of such Person in accordance with GAAP as in effect at the Effective Date; (f) all Debt of others secured by any Lien on property of such Person, whether or not the Debt secured thereby has been assumed, but only to the extent of the lesser of the face amount of the obligation or the fair market value of the assets so subject to the Lien; and (g) all Guarantees by such Person of Debt of others (except the Parent Guarantor or any Subsidiary); provided that the term “Debt” shall not include:

(A)            Intercompany Debt (except that, for the purposes of Section 5.11, Debt shall include Intercompany Debt); or

(B)            obligations in respect of trade and performance letters of credit or bank guaranties supporting trade and normal course projects, such as construction of fiber optic communications systems by the subsea communications business and similar accounts payable arising in the ordinary course of business, or

(C)            Nonrecourse Debt; or

(D)            any amounts owing by a TSA Obligor under the TSA, unless:

(I)            an involuntary proceeding shall have been commenced or an involuntary petition shall have been filed seeking (i) liquidation, winding up, reorganization or other relief in respect of such TSA Obligor or its debts, or of a substantial part of its Consolidated assets, under any bankruptcy, insolvency, receivership or similar law of any jurisdiction now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official has occurred for such TSA Obligor or for a substantial part of its respective Consolidated assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(II)            such TSA Obligor shall have (i) voluntarily commenced any proceeding or filed any petition seeking liquidation, winding up, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law of any jurisdiction now or hereafter in effect, (ii) consented to the institution of, or failed to contest in a timely and appropriate manner, any proceeding or petition described in clause (I) above, (iii) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such TSA Obligor or for a substantial part of its respective Consolidated assets, (iv) filed an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) made a general assignment for the benefit of creditors, or (vi) taken any action for the purpose of effecting any of the foregoing; or

(III)            such TSA Obligor shall have admitted in writing its inability or fail generally to pay its debts as they become due.

“Declining Lender” shall have the meaning assigned to such term in Section 2.14.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to make available its portion of any Loan or Borrowing or fund any portion of the Loans required to be funded by it hereunder, within two Business Days of the date such amounts were required to be funded hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date such amounts were required to be funded hereunder, (c) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Lender or its assets to be, insolvent or has become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not (i) result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets, (ii) permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or (iii) prohibit such Lender from performing its obligations under this Agreement, (d) has notified the Administrative Agent and/or any Obligor or has made a public statement to the effect (x) that it does not intend to comply with its obligations under Sections 2.01 or Section 2.05, as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or (y) of the events described in preceding clause (c), (e) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (e) upon receipt of such written confirmation by the Administrative Agent or the Borrower, as the case may be) or (f) has become the subject of a Bail-In Action.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source (or such other publicly available source for displaying exchange rates) on the date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied or waived.

“Electronic Copy” shall have the meaning specified in Section 10.19.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Lenders of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, results in, in the reasonable opinion of the Administrative Agent (in the case of any Loans to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Lenders or (d) no longer a currency in which the Required Lenders are willing to make such Loans (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist(s); provided that each Alternative Currency shall be (and the Borrower shall be authorized to treat each Alternative Currency as) an Eligible Currency unless and until the Borrower receives notice of a Disqualifying Event with respect to such Alternative Currency. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, health, safety or Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Guarantor or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(3) of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan; (b) the failure of a Plan to make the minimum required contributions (as defined in Section 412 of the Code); (c) the filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than payment of PBGC premiums) with respect to the termination of any Plan; (e) the receipt by the Parent Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the PBGC’s intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Parent Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; or (h) the failure to timely make any required contribution or premium payment in respect of any Plan or contribution in respect of any Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“EURIBOR” shall have the meaning provided in the definition of “Alternative Currency Term Rate”.

“Event of Default” shall have the meaning assigned to such term in Article VI.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (other than Taxes withheld at the source) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.04(g)), any United States withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 9.05(f) (except to the extent such failure is attributable to a Change in Law), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Obligor with respect to such withholding tax pursuant to Section 9.05(a), and (d) any United States federal withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA.

“Executive Order” shall have the meaning provided in Section 3.12(a).

“Existing Credit Agreement” shall have the meaning provided in the introductory paragraph hereto.

“Existing Litigation” shall have the meaning assigned to such term in Section 3.05(a).

“Existing Maturity Date” shall have the meaning assigned to such term in Section 2.14.

“Facility Fee” shall have the meaning assigned to such term in Section 2.10(a)(ii).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero percent (0%), such rate shall be deemed to be zero percent (0%) for purposes of this Agreement.

“Fitch” means Fitch Ratings, Inc. and any successor to its business of rating debt securities.

“Fitch Rating” means, at any time, the rating published by Fitch of the Borrower’s Index Debt.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 10.04(h).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” mean the Parent Guarantor and any Subsidiary Guarantor, and on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substance, radon gas, infectious or medical wastes.

“IFRS” means International Financial Reporting Standards in effect from time to time in the United States of America.

“Increase Effective Date” shall have the meaning provided in Section 2.16(d).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning provided in Section 10.03(b).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any Person other than the Parent Guarantor or any Subsidiary Guarantor or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, or subject to any other credit enhancement (it being understood that coupon step-ups in the Borrower’s long-term indebtedness shall not be deemed credit enhancement).

“Index Debt Rating” means the S&P Rating, the Moody’s Rating and the Fitch Rating.

“Index Debt Rating Change” means a change in the S&P Rating, the Moody’s Rating or the Fitch Rating that results in a change from one Index Debt Rating category to another on the Pricing Grid in accordance with the provisions of Schedule 1.01, each Index Debt Rating Change to be deemed to take effect on the date on which the relevant change in rating is first publicly announced by S&P, Moody’s or Fitch, as the case may be.

“Information” shall have the meaning provided in Section 10.14.

“Intangible Assets” means, at any date, the amounts (if any) stated under the heading (i) Goodwill and (ii) Intangible assets, net, or under any other heading relating to intangible assets separately listed, in each case, on the face of a balance sheet of the Parent Guarantor prepared on a Consolidated basis as of such date.

“Intercompany Debt” means (i) indebtedness of the Parent Guarantor owed to a Subsidiary and (ii) indebtedness of a Subsidiary owed to the Parent Guarantor or another Subsidiary.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06, and which shall be in a form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan or Alternative Currency Daily Rate Loan (other than any Alternative Currency Daily Rate Loan denominated in Sterling), the last Business Day of each March, June, September and December, (b) with respect to any Alternative Currency Daily Rate Loan denominated in Sterling, the last Business Day of each calendar month and (c) with respect to any Term SOFR Loan or Alternative Currency Term Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part; provided that, if an Interest Period for a Term SOFR Borrowing or Alternative Currency Term Rate Borrowing is of more than three months’ duration, each day within such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period shall also be an Interest Payment Date.

“Interest Period” means with respect to any Term SOFR Loan and any Alternative Currency Term Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term SOFR Loan or an Alternative Currency Term Rate Loan, as applicable, and ending on the date that is one, three or six months thereafter (in each case, subject to availability for the interest rate applicable to the relevant currency), as the Borrower may elect, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, or such other period as requested by the Borrower and agreed to by all the Lenders in accordance with Section 2.03(b); provided, that

(i)            if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)            any Interest Period of one or more whole months that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and

(iii)            the Borrower may not select any Interest Period that may end after the Maturity Date.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Guarantor” shall have the meaning set forth in the preamble hereto.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, including the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement.

“Loan Documents” means this Agreement, each Note (if any) and each Subsidiary Guaranty (if any).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement and may consist of ABR Loans, Alternative Currency Loans or Term SOFR Loans.

“Material Adverse Effect” means a material adverse effect on (a) the Consolidated financial condition, business or operations of the Parent Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Obligors to perform their obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Debt” means Debt (other than Loans or other Debt under this Agreement) of any one or more of the Parent Guarantor and its Subsidiaries in an aggregate principal amount outstanding, on any date of determination, which exceeds $250,000,000.

“Maturity Date” means April 24, 2029, or the applicable anniversary thereof as determined in accordance with Section 2.14.

“Maturity Extension Request” shall have the meaning assigned to such term in Section 2.14.

“Maximum Rate” shall have the meaning provided in Section 10.17.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its business of rating debt securities.

“Moody’s Rating” means, at any time, the rating published by Moody’s of the Borrower’s Index Debt.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lenders” shall have the meaning provided in Section 2.16(c).

“New TEL” shall have the meaning set forth in the preamble hereto.

“Nonrecourse Debt” means, at any time, all Debt of Subsidiaries (and all other Persons which are consolidated on the Parent Guarantor’s financial statements in accordance with GAAP (such Subsidiaries or other Persons a “Consolidated Person”)) of the Parent Guarantor outstanding at such time incurred on terms that recourse may be had to such Consolidated Person only by enforcing the lender’s default remedies with respect to specific assets which constitute collateral security for such Debt and not by way of action against such Consolidated Person (or against the Parent Guarantor or any other Consolidated Person of the Parent Guarantor) as a general obligor in respect of such Debt (subject to, for the avoidance of doubt, customary exceptions contained in non-recourse financings to the non-recourse nature of the obligations thereunder).

“Note” means a promissory note substantially in the form of Exhibit A made by the Borrower in favor of a Lender evidencing Loans made by such Lender, to the extent requested by such Lender pursuant to Section 2.08(e).

“Obligors” means the Borrower and the Guarantors.

“OFAC” shall have the meaning provided in Section 3.12(a).

“Other Currency” shall have the meaning provided in Section 10.12.

“Other Taxes” means any and all present or future, stamp or documentary taxes or any other excise or property taxes, charges or similar levies (together with any addition to tax, penalty, fine or interest thereon) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Guarantor” shall mean, initially, TEL and on and after the Permitted Reorganization Effective Date, TopCo.

“Participant” shall have the meaning assigned to such term in Section 10.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(e).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payee” shall have the meaning provided in Section 10.12.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquired Debt” means Debt of a Person that exists at the time such Person becomes a Subsidiary or at the time the Parent Guarantor or a Subsidiary acquires all or substantially all of the assets of such Person if such Debt is assumed by the Parent Guarantor or such Subsidiary and was not created in contemplation of any such event (“Acquired Debt”) and any Refinancing thereof; provided if such Acquired Debt is Refinanced, it shall constitute Permitted Acquired Debt only if the Borrower is the obligor thereunder.

“Permitted Jurisdiction” means each of Denmark, Finland, Germany, Ireland, Luxembourg, Netherlands, Sweden, Switzerland and the United Kingdom.

“Permitted Reorganization” means a corporate reorganization pursuant to which (a) New TEL shall be established as a wholly-owned subsidiary of TEL, (b) TEL will transfer substantially all of its assets, liabilities, and contracts to New TEL, with New TEL becoming the direct holder of all of the shares of capital stock or other ownership interests of the Borrower, (c) TEL will merge with TopCo, with TopCo being the successor public company and TopCo issuing new shares to TEL’s existing public shareholders in exchange for such shareholder’s existing shares in TEL, which shares will subsequently be cancelled, (d) TopCo will be the direct holder of all of the shares of capital stock or other ownership interests of New TEL, and (e) such other transactions set forth in the TopCo’s Registration Statement on Form S-4 (File No. 333-278047), as may be amended or supplemented from time to time.

“Permitted Reorganization Effective Date” shall have the meaning provided in Section 5.10.

“Permitted Securitization Transaction” means any sale or sales of any accounts receivable, general intangibles, chattel paper or other financial assets and related rights and assets of the Parent Guarantor and/or any of its Subsidiaries, and financing secured by the assets so sold, pursuant to which the Parent Guarantor and its Subsidiaries realize aggregate net proceeds from any such transaction or series of related transactions of not more than $750,000,000 in the aggregate at any one time outstanding, including, without limitation, any revolving purchase(s) of such assets where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) therefor does not exceed $750,000,000 in the aggregate at any one time outstanding.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 10.15.

“Pricing Grid” means the Pricing Grid and the conventions for determining pricing as set forth on Schedule 1.01.

“Public Lender” shall have the meaning provided in Section 10.15(c).

“QFC Credit Support” shall have the meaning provided in Section 10.22.

“Qualified Acquisition” shall mean any acquisition that (a) involves the payment of consideration (including Debt assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) by the Parent Guarantor and its Consolidated Subsidiaries in excess of $750,000,000 and (b) is designated as a “Qualified Acquisition” by the Borrower in a written notice to the Administrative Agent.

“Rate Determination Date” means two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent).

“Refinancing” means, with respect to any financing, any instrument or agreement amending, restating, supplementing, extending, renewing, refunding, refinancing, replacing or otherwise modifying, in whole or in part, the documents governing such financing (and “Refinance” shall have a correlative meaning).

“Register” shall have the meaning assigned to such term in Section 10.04(b)(iv).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Rate” means with respect to any Borrowing denominated in (a) Sterling, SONIA, (b) Euros, EURIBOR and (c) Yen, TIBOR, as applicable (or any Alternative Currency Successor Rate established in connection therewith).

“Reportable Action” means any action, suit or proceeding or investigation before any court, arbitrator or other governmental body against the Parent Guarantor or any of its Subsidiaries or any ERISA Event, in each case in which there is a reasonable possibility of an adverse determination that could reasonably be expected to have a Material Adverse Effect.

“Required Currency” shall have the meaning provided in Section 10.12.

“Required Lenders” means, at any time, Lenders (not including the Borrower or any of its Affiliates) having aggregate Applicable Percentages in excess of 50% at such time; provided that the Applicable Percentage of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” shall have the meaning provided in Section 2.13(d).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) with respect to the Parent Guarantor, the Chief Executive Officer, President, Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel, Treasurer, any Senior Vice President, or Secretary of the Parent Guarantor, (b) with respect to the Intermediate Guarantor, the President, Directors, Members of the Board of the Intermediate Guarantor, and (c) with respect to the Borrower, a Director of the Borrower, and, solely for purposes of notices given pursuant to Article II, any other officer of the Borrower so designated by the foregoing officer in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent.

“Revaluation Date” means with respect to any Loan, each of the following: (i) each date of a Borrowing of an Alternative Currency Loan, (ii) each date of a continuation of an Alternative Currency Loan pursuant to Section 2.06, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“Revolving Credit Exposure” means, with respect to any Lender at any time the outstanding principal amount of such Lender’s Loans at such time.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc. and any successor to its business of rating debt securities.

“S&P Rating” means, at any time, the rating published by S&P of the Borrower’s Index Debt.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) OFAC or the U.S. Department of State or (b) to the knowledge of the Parent Guarantor or the Borrower, the European Union, the Government of Canada or His Majesty’s Treasury of the United Kingdom, in each case required to be observed by the Borrower and its Subsidiaries.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (at the time of this Agreement, the Crimea and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person or vessel listed in any Sanctions-related list of designated or blocked Persons maintained by OFAC, the U.S. Department of State, the European Union, the Government of Canada or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country where doing business with such Person would be in violation of any applicable Sanctions law required to be observed or (c) to the knowledge of the Borrower, any Person owned or controlled by, or acting on behalf of, any such Person or Persons.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Significant Subsidiary” means, at any date, any Subsidiary which, including its subsidiaries, meets any of the following conditions:

(i)            the proportionate share attributable to such Subsidiary of the total assets of the Parent Guarantor (after intercompany eliminations) exceeds 15% of the total assets of the Parent Guarantor, determined on a Consolidated basis as of the end of the most recently completed fiscal year; or

(ii)            the Parent Guarantor’s and its Subsidiaries’ equity in the income of such Subsidiary from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exceeds 15% of Consolidated income of the Parent Guarantor from continuing operations before income taxes, any loss on the retirement of debt, extraordinary items, cumulative effect of a change in accounting principles, and before any impairment charges, determined for the most recently completed fiscal year.

For the avoidance of doubt, (x) the Borrower shall at all times be deemed a “Significant Subsidiary” and (y) the Intermediate Guarantor shall at all times on and after the Permitted Reorganization Effective Date, be deemed a “Significant Subsidiary”.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means 0.10% (10 basis points).

“Solvency Certificate” means a certificate of the Chief Financial Officer of the Parent Guarantor in the form attached hereto as Exhibit E.

“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided however that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.

“SPC” shall have the meaning assigned to such term in Section 10.04(h).

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Stock” means, with respect to any Person, any capital stock or equity securities of or other ownership interests in such Person.

“Stock Equivalents” means, with respect to any Person, options, warrants, calls or other rights entered into or issued by such Person to acquire any Stock of, or securities convertible into or exchangeable for Stock of, such Person.

“subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other entity of which more than 50% of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary” means any subsidiary of the Parent Guarantor.

“Subsidiary Guarantor” means each Subsidiary that has executed a Subsidiary Guaranty pursuant to Section 5.12; provided, that the Intermediate Guarantor shall not be a Subsidiary Guarantor.

“Subsidiary Guaranty” means a guaranty entered into by a Subsidiary in substantially the form of Exhibit D, with any such modifications to such form as may be necessary or advisable and customary under the local law of the jurisdiction of organization of the relevant Subsidiary, in the judgment of the Obligors.

“Successor” shall have the meaning provided in Section 5.08.

“Supported QFC” shall have the meaning provided in Section 10.22.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed or asserted by any Governmental Authority, together with any addition to tax, penalty, fine or interest thereon.

“Term SOFR” means: (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; in each case, plus the SOFR Adjustment; and (b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with one month Interest Period commencing that day two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; in each case, plus the SOFR Adjustment; provided, that, if Term SOFR determined in accordance with either of the foregoing clause (a) or clause (b) would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Borrowing” means a Borrowing of Term SOFR Loans.

“Term SOFR Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, Term SOFR or any proposed Term SOFR Successor Rate, as applicable, any conforming changes to the definition of “Alternate Base Rate”, the definition of “Interest Period”, the definition of “SOFR”, the definition of “Term SOFR”, the timing and frequency of determining rates and making payments of interest, and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the timing of borrowing requests or prepayment, conversion or continuation notices, and the length of lookback periods) as may be appropriate, in the determination of the Administrative Agent in consultation with the Borrower to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Term SOFR Loan” means a Loan that is denominated in Dollars and that bears interest at a rate based on clause (a) of the definition of “Term SOFR.”

“Term SOFR Scheduled Unavailability Date” has the meaning specified in Section 9.08(c).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Term SOFR Successor Rate” has the meaning specified in Section 9.08(c).

“TEL” shall have the meaning set forth in the preamble hereto.

“TIBOR” shall have the meaning provided in the definition of “Alternative Currency Term Rate”.

“TopCo” shall have the meaning set forth in the preamble hereto.

“Total Leverage Ratio Step Up” shall have the meaning provided in Section 5.09.

“Transactions” means the execution, delivery and performance by the Obligors of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“TSA” means the Tax Sharing Agreement, dated as of June 29, 2007, among TE Connectivity Ltd., Tyco International Ltd. and Covidien plc (formerly known as Covidien Ltd.), as in effect on the date hereof.

“TSA Obligor” means any obligor among TE Connectivity Ltd., Tyco International Ltd. and Covidien plc (including, in each case, any successor in interest thereof) under the TSA.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to an Alternative Currency Daily Rate, an Alternative Currency Term Rate, clause (a) of the definition of Term SOFR or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Special Resolution Regimes” shall have the meaning provided in Section 10.22.

“Wholly-Owned Consolidated Subsidiary” means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares and investments by foreign nationals mandated by applicable law) are at the time beneficially owned, directly or indirectly, by the Parent Guarantor.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “¥” mean the lawful currency of Japan.

Section 1.02            Classification of Loans and Borrowings. For purposes of this Agreement and the other Loan Documents, Loans or Borrowings may be classified and referred to by Type (e.g., a “Term SOFR Loan” or an “ABR Borrowing”).

Section 1.03            Terms Generally. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

The definitions of terms herein and therein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.04            Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change not otherwise addressed herein occurring after the date hereof in GAAP (including the adoption of IFRS as described below) or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP (or such adoption of IFRS) or in the application thereof, then (i) the Administrative Agent and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (or such adoption of IFRS) which will be subject to the approval of the Required Lenders and (ii) such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If the Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP”, as used herein, shall mean “IFRS”. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of the Parent Guarantor for the fiscal year ended September 29, 2023 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 1.05            Exchange Rates; Currency Equivalents.

(a)            The Administrative Agent shall determine the Dollar Equivalent amounts of Loans denominated in Alternative Currencies on and as of each Revaluation Date. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Parent Guarantor hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)            Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent on the most recent Revaluation Date.

Section 1.06            Additional Alternative Currencies.

(a)            The Borrower may from time to time request that Alternative Currency Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Alternative Currency Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders.

(b)            Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent in its sole discretion). The Administrative Agent shall promptly notify each Lender thereof. Each Lender shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Alternative Currency Loans in such requested currency.

(c)            Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Alternative Currency Loans to be made in such requested currency. If the Administrative Agent and all the Lenders consent to making Alternative Currency Loans in such requested currency, and the Administrative Agent, such Lenders and the Borrower reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Lenders, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), may amend the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate and (ii) to the extent the definition of Alternative Currency Daily Rate or Alternative Currency Term Rate, as applicable, has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Alternative Currency Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.

Section 1.07            Change of Currency.

(a)            Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)            Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.08            Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Term SOFR Successor Rate or any Alternative Currency Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Term SOFR Conforming Changes or any Alternative Currency Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Term SOFR Successor Rate or any Alternative Currency Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Term SOFR Successor Rate or any Alternative Currency Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Article II

The Credits

Section 2.01            Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower in Dollars or in one or more Alternative Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s then applicable Commitment, (ii) the total Revolving Credit Exposures exceeding the then applicable total Commitments or (iii) the aggregate amount of all Loans denominated in Alternative Currencies exceeding the Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

Section 2.02            Loans and Borrowings.

(a)            Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their then applicable respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b)            Subject to Section 9.08, each Borrowing shall be comprised entirely of ABR Loans, Term SOFR Loans, Alternative Currency Daily Rate Loans or Alternative Currency Term Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan, Term SOFR Loan or Alternative Currency Loans by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or result in any obligations of the Borrower to pay additional amounts under Section 9.03 or 9.05.

(c)            At the commencement of each Interest Period for any Term SOFR Borrowing or Alternative Currency Term Rate Borrowing, and at the time each ABR Borrowing and Alternative Currency Daily Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $10,000,000 (except that any such Borrowing may be in the aggregate amount that is equal to the entire unused balance of the total Commitments). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not be more than a total of ten (10) Interest Periods outstanding at the same time.

(d)            The Administrative Agent will have the right to make Term SOFR Conforming Changes and Alternative Currency Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Term SOFR Conforming Changes or such Alternative Currency Conforming Changes, as applicable, will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing Term SOFR Conforming Changes and Alternative Currency Conforming Changes, as applicable, to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

Section 2.03            Requests for Borrowings.

(a)            To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or a Borrowing Request, (i) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, two Business Days before the date of the proposed Borrowing (except as provided in Section 2.03(b)), (ii) in the case of an ABR Borrowing, not later than 12 noon, New York City time, on the date of the proposed Borrowing and (iii) in the case of an Alternative Currency Loan Borrowing, not later than 11:00 a.m., New York City time, three Business Days (or five Business Days in the case of a Special Notice Currency) before the date of the proposed Borrowing (except as provided in Section 2.03(b)). Each Borrowing Request shall be irrevocable and if made telephonically, shall be confirmed promptly, by hand delivery, facsimile or electronic mail of a written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)            the date of such Borrowing, which shall be a Business Day;

(iii)            whether such Borrowing is to be an ABR Borrowing, an Alternative Currency Daily Rate Borrowing, an Alternative Currency Term Rate Borrowing or a Term SOFR Borrowing;

(iv)            in the case of a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”, subject to Section 2.03(b);

(v)            the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05; and

(vi)            the currency of the requested Borrowing.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing if such Borrowing is for a Loan denominated in Dollars. If no election as to the currency of such Borrowing is specified, then the requested Borrowing shall be made in Dollars. If no Interest Period is specified with respect to any requested Term SOFR Borrowing or Alternative Currency Term Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b)            The Borrower may request a Term SOFR Borrowing or Alternative Currency Term Rate Borrowing having an Interest Period in duration other than as provided in the definition of “Interest Period” by notifying the Administrative Agent not later than 11:00 a.m., New York City time, (x) five Business Days prior to the requested date of such Borrowing denominated in Dollars and having such Interest Period and (y) five Business Days (or six Business Days in the case of a Special Notice Currency) prior to the requested date of such Borrowing denominated in an Alternative Currency and having such Interest Period, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 8:00 a.m., New York City time, on the Business Day after receiving such request from the Borrower, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been agreed to by all the Lenders. If such requested Interest Period is so approved by all of the Lenders, the Borrower may thereafter from time to time elect to make Borrowing Requests under Section 2.03(a) and Interest Election Requests under Section 2.06(c) designating such Interest Period, until the Administrative Agent notifies the Borrower that the Required Lenders have elected to revoke such approval.

Section 2.04            [Intentionally Omitted]

Section 2.05            Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by (x) 1:00 p.m., New York City time, in the case of any Term SOFR Loan, (y) 2:00 p.m., New York City time, in the case of an ABR Loan, and (z) not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent will make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent in the applicable Borrowing Request.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, or by 1:00 p.m. New York City time on the proposed date of such Borrowing, in the case of ABR Borrowings, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender did not make available such Lender’s share of such Borrowing, then such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate from time to time in effect plus the Administrative Agent’s standard processing fee for interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with the interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.06            Interest Elections.

(a)            Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, facsimile or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and, if made telephonically, shall be confirmed promptly in a signed notice by hand delivery, facsimile or electronic mail to the Administrative Agent of a written Interest Election Request.

(c)            Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)            whether the resulting Borrowing is to be an ABR Borrowing, an Alternative Currency Daily Rate Borrowing, an Alternative Currency Term Rate Borrowing or a Term SOFR Borrowing;

(iv)            if the resulting Borrowing is a Term SOFR Borrowing or an Alternative Currency Term Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, subject to Section 2.03(b); and

(v)            the currency of the resulting Borrowing; provided that, no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

If any such Interest Election Request requests a Term SOFR Borrowing or Alternative Currency Term Rate Borrowing but does not specify (i) an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration or (ii) a currency, then the Borrower shall be deemed to have selected the currency of the original Borrowing.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If the Borrower fails to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Alternative Currency Loans in their original currency with, in the case of Alternative Currency Term Rate Loans, an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default under clauses (a), (b), (h), (i), (j), (n) and (o) of Article VI has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing or an Alternative Currency Loan Borrowing and (ii) unless repaid, each Term SOFR Borrowing or Alternative Currency Loan Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Section 2.07            Termination and Reduction of Commitments.

(a)            Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)            The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the total Revolving Credit Exposures would exceed the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit unless otherwise specified by the Borrower or if the Alternative Currency Sublimit would exceed the Aggregate Commitments, in which case the Alternative Currency Sublimit will only be reduced to the extent such that it would not exceed the Aggregate Commitments.

(c)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof, provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any notice pursuant to this Section 2.07(c), the Administrative Agent shall advise the Lenders of the contents thereof. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.08            Repayment of Loans; Evidence of Debt.

(a)            The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the currency of each Loan made hereunder and (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement or the other Loan Documents.

(e)            Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more Notes payable to the payee named therein (or to such payee and its registered assigns).

Section 2.09            Prepayment of Loans.

(a)            The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part subject to prior notice in accordance with paragraph (b) of this Section.

(b)            The Borrower shall notify the Administrative Agent by telephone (confirmed in a signed notice sent by facsimile or electronic mail in a form acceptable to the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., New York City time, two Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 4:00 p.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Borrowing of Alternative Currency Loans, not later than 11:00 a.m., New York City time, four Business Days (or five Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies), before the date of prepayment. Each such notice shall specify the prepayment date and the principal amount and currency of each Borrowing or portion thereof to be prepaid provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07(c). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02(c). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and break funding payments to the extent required by Section 9.04.

(c)            If the Administrative Agent notifies the Borrower at any time that the total Revolving Credit Exposures at such time exceed an amount equal to 105% of the Aggregate Commitments then in effect, then, within five Business Days after receipt of such notice, the Borrower shall prepay Loans in an aggregate amount at least equal to such excess.

(d)            If the Administrative Agent notifies the Borrower at any time that the total outstanding amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within five Business Days after receipt of such notice, the Borrower shall prepay Loans denominated in Alternative Currencies in an aggregate amount sufficient to reduce such outstanding Loans as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

Section 2.10            Fees.

(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Lender, a facility fee, which shall accrue on the daily amount of the then applicable Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates, at the rate per annum set forth on the Pricing Grid opposite the reference to the applicable Index Debt Rating under the heading “Facility Fee” (the “Facility Fee”); provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Facility Fees accrued through and including the last Business Day of March, June, September and December of each year shall be payable on each such last day, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.

(b)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of Upfront Fees and Facility Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

(c)            Notwithstanding anything to the contrary contained in this Section 2.10, each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the outstanding principal amount of the Loans funded by it.

Section 2.11            Interest.

(a)            The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)            (i) Each Term SOFR Loan shall bear interest at Term SOFR for the Interest Period in effect for such Loan plus the Applicable Margin, (ii) each Alternative Currency Daily Rate Loan shall bear interest at the Alternative Currency Daily Rate plus the Applicable Margin and (iii) each Alternative Currency Term Rate Loan shall bear interest at the Alternative Currency Term Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(c)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Obligor under any Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan or Alternative Currency Term Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

Section 2.12            Calculation of Interest and Fees.

(a)            All interest hereunder shall be computed on the basis of a year of 360 days (including Alternative Currency Loans determined by reference to EURIBOR), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate and for Alternative Currency Loans (other than Alternative Currency Loans determined by reference to EURIBOR) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) (provided, that, in the case of interest in respect of Alternative Currency Loans as to which market practice differs from the foregoing, interest shall be computed in accordance with such market practice), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Alternative Currency Daily Rate, Alternative Currency Term Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(b)            All fees hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.13            Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 9.03, 9.04 or 9.05, or otherwise) prior to 2:00 p.m., New York City time, on the date when due to the Administrative Agent, at the Administrative Agent’s Office in Dollars and in Same Day Funds, without set off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon; provided that no amount shall be deemed to have been received on the next succeeding Business Day if the Borrower provides the Administrative Agent with written confirmation of a Federal Reserve Bank reference number no later than (x) 4:00 p.m., New York City time, on the date when due in the case of payments in Dollars or (y) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency. All such payments shall be made to the Administrative Agent at the applicable Administrative Agent’s Office, except that payments pursuant to Sections 9.03, 9.04, 9.05 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)            If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or such other obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments that shall be equitable so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Obligor or any Affiliate or subsidiary thereof (as to which the provisions of this paragraph shall apply). The Borrower and the Parent Guarantor and, on and after the occurrence of the Permitted Reorganization Effective Date, the Intermediate Guarantor, each consent to the foregoing and each agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and the Parent Guarantor and, on and after the occurrence of the Permitted Reorganization Effective Date, the Intermediate Guarantor, rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or the Parent Guarantor or, on and after the occurrence of the Permitted Reorganization Effective Date, the Intermediate Guarantor, in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.13(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)            Notwithstanding anything to the contrary contained herein, the provisions of this Section 2.13 shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Lenders that are not Defaulting Lenders as opposed to Lenders that are Defaulting Lenders.

Section 2.14            Commitment Extensions. The Borrower, may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) given not less than 45 days and not more than 90 days prior to each of the first and second anniversary of the Effective Date (each such notice a “Maturity Extension Request”), request that the Lenders extend the Maturity Date for an additional one-year period, in each such case. Each Lender shall, by notice to the Borrower and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Borrower’s respective Maturity Extension Request, advise the Borrower whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Borrower and the Administrative Agent by such 20th day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to a Maturity Extension Request, then the Maturity Date shall, as to the Consenting Lenders, be extended by one year to the anniversary of the Maturity Date in effect at such time as to such Consenting Lenders. The decision to agree or withhold agreement to any Maturity Extension Request shall be at the sole discretion of each Lender. The Commitment of any Declining Lender shall terminate on the then existing Maturity Date as to any such Declining Lender in effect prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrower shall also make such other prepayments of its Loans pursuant to Section 2.09 as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this Section 2.14, (i) no Lender’s Revolving Credit Exposure shall exceed such Lender’s then applicable Commitment or (ii) the total Revolving Credit Exposure shall not exceed the then applicable total Commitments. Notwithstanding the foregoing provisions of this Section 2.14, the Borrower shall have the right, pursuant to Section 10.04(g), at any time prior to the then Existing Maturity Date, to replace a Declining Lender with a Lender or other financial institution that will agree to a Maturity Extension Request so long as the Required Lenders shall have granted their consent to such Maturity Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless (x) the Borrower shall have satisfied each of the conditions precedent set forth in Section 4.01(e)(y) and Section 4.02(a) and (b) modified, in each case, as appropriate to apply to each such extension and the Administrative Agent shall have received a certificate to that effect dated the applicable effective date of such extension and executed by a Responsible Officer of the Parent Guarantor, (y) on or before the proposed effective date of such extension, each Obligor shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying and attaching the resolutions adopted by such Obligor approving or consenting to such extension and (z) to the extent required to be paid on the effective date of such extension, the Borrower shall have paid all fees required to be paid by it to the Administrative Agent and the Lenders and all legal fees and expenses of the Administrative Agent to the extent invoiced and received by the Borrower.

Section 2.15            Defaulting Lender Waterfall and Cure. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.13(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)            If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments hereunder, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.16            Increase in Commitments.

(a)            Request for Increase. If no Event of Default exists at the time of such request, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 and increments of $5,000,000 in excess thereof, (ii) the aggregate amount of all such requests cannot exceed $500,000,000 and (iii) the Aggregate Commitments cannot exceed $2,000,000,000 at any one time. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which the applicable Lenders are requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Lenders).

(b)            Lender Elections to Increase. Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)            Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Persons to become Lenders (“New Lenders”) pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent, and subject to the approval of the Administrative Agent to the extent the Administrative Agent’s approval would be required under Section 10.04(b)(i)(B) for an assignment to such Person.

(d)            Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)            Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Obligor dated as of the Increase Effective Date signed by a Responsible Officer of such Obligor (A) certifying and attaching the resolutions adopted by such Obligor, approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects), on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (y) no Event of Default exists or would result therefrom, (ii) the Borrower shall deliver or cause to be delivered any other customary documents as reasonably requested by the Administrative Agent in connection with any such increase in the Aggregate Commitments, (iii) the Borrower shall pay any applicable fee (in an amount, and to the extent, mutually agreed upon at the time of such election to increase) related to each such increase (including, without limitation, any applicable arrangement, upfront and/or administrative fee) and (iv) (A) upon the reasonable request of any New Lender made at least five days prior to the Increase Effective Date, the Borrower shall have provided to such New Lender, and such New Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least two days prior to the Increase Effective Date and (B) at least five days prior to the Increase Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered, to each New Lender that so requests, a Beneficial Ownership Certification. The Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 9.04) to the extent necessary to keep the outstanding Loans ratable among the Lenders’ applicable percentages of the Aggregate Commitments arising from any non-ratable increase in the Commitments under this Section. For avoidance of doubt, no such increase shall modify the Alternative Currency Sublimit unless otherwise agreed in accordance with the terms of this Agreement.

(f)             Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.02 to the contrary.

Article III

Representations and Warranties

Each Obligor represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01            Organization; Powers. Each Obligor is a company duly organized or formed and validly existing under the laws of its jurisdiction of organization or formation. Each Obligor has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that failure to have any such power or governmental license, authorization, consent or approval could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect.

Section 3.02            Authorization; Enforceability. The Transactions are within such Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement and each other Loan Document to which such Obligor is a party has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03            Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) those consents, approvals, registrations or filings the failure to obtain would not reasonably be expected to result in a Material Adverse Effect and (b) will not violate, contravene, or constitute a default under any provision of (i) any applicable law or regulation, (ii) the charter, by-laws or other organizational documents of such Obligor, (iii) any order, judgment, decree or injunction of any Governmental Authority or (iv) any agreement or instrument evidencing or governing Material Debt of such Obligor, except in the case of clauses (i) or (iii) above for any such violations, contraventions or defaults that could not reasonably be expected to have a Material Adverse Effect.

Section 3.04            Financial Condition; No Material Adverse Effect.

(a)            The Parent Guarantor has heretofore furnished to the Administrative Agent its Consolidated balance sheet and statements of income, shareholders equity and cash flows, as and for the fiscal year ended September 29, 2023, reported on by Deloitte & Touche LLP, independent registered public accounting firm. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Parent Guarantor as of such date and for such period in accordance with GAAP.

(b)            The Parent Guarantor has heretofore furnished to the Administrative Agent its Consolidated balance sheet and statements of income, shareholders equity and cash flows, as and for the fiscal quarter ended December 29, 2023. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Parent Guarantor as of such date and for such period in accordance with GAAP, subject to the absence of footnotes and normal year-end adjustments.

(c)            Since September 29, 2023, other than matters described in the Parent Guarantor’s filings of Forms 10-K, 10-Q or 8-K on or before the Effective Date, there has been no Material Adverse Effect.

Section 3.05            Litigation and Environmental Matters

(a)            There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Obligors, threatened against or affecting the Parent Guarantor or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination which could, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect, other than the matters described in the Parent Guarantor’s filings of Forms 10-K, 10-Q or 8-K, in each case on or before the Effective Date (the “Existing Litigation”), and other than shareholders’ derivative litigation or shareholders’ class actions based on the same facts and circumstances as the Existing Litigation, or (ii) that could reasonably be expected to adversely affect the validity or enforceability of any of the Loan Documents or the Transactions.

(b)            Except with respect to any matters that could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect and except for the matters described in the Parent Guarantor’s filings of Forms 10-K, 10-Q or 8-K, in each case on or before the Effective Date, neither the Parent Guarantor nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (ii) has become subject to any Environmental Liability.

Section 3.06            Investment Company Status. No Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.07            Taxes.

(a)            Each of the Parent Guarantor and its Significant Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Guarantor or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect.

(b)            On and as of the Effective Date, the statements set forth in “Material Tax Considerations” in TopCo’s Registration Statement on Form S-4 (File No. 333-278047) as in effect on the Effective Date, in so far as they describe the expected Swiss tax treatment of the Permitted Reorganization on the basis of the tax rulings issued in connection therewith, are true and accurate in all material respects.

Section 3.08            ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Certification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount which could based upon the facts and circumstances existing at the time this representation and warranty is made or deemed made, reasonably be expected to result in a Material Adverse Effect. The Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments.

Section 3.09            Disclosure. On and as of the Effective Date, all information furnished by or on behalf of the Obligors to the Administrative Agent or the Lenders in connection with this Agreement or the other Loan Documents, when taken as a whole, does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading; provided that with respect to projections, estimates and other forward-looking information and any other information of a general economic or industry nature, the Obligors represent and warrant only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being understood that projections, estimates and forward-looking information are as to future events and are not to be viewed as facts, that such projections, estimates and forward-looking information are subject to significant uncertainties and contingencies, many of which are beyond the Obligors’ control, that no assurance can be given that any particular projections, estimates or forward looking information will be realized and that actual results during the period or periods covered by any such projections, estimates or forward looking information may differ significantly from the projected results and such differences may be material. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all material respects.

Section 3.10            Subsidiaries. Each Subsidiary is duly organized or formed, validly existing and (to the extent such concept is applicable to it) in good standing under the laws of its jurisdiction of organization or formation, except where the failure to be so organized, existing or in good standing could not, based upon the facts and circumstances existing at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all legal powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that failure to have any such power or governmental license, authorization, consent or approval could not, based upon the facts and circumstances in existence at the time this representation and warranty is made or deemed made, reasonably be expected to have a Material Adverse Effect.

Section 3.11            Margin Regulations. No Obligor is engaged principally or as one of its important activities in the business of buying or carrying margin stock within the meaning of Regulation U of the Board.

Section 3.12            Anti-Terrorism Laws, etc.

(a)            Neither the Borrower, the Parent Guarantor nor any of its Subsidiaries is in violation of the foreign assets control regulations of the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”) (31 CFR, Subtitle B, Chapter V, as amended), Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”), the Act or, to the knowledge of the Parent Guarantor and the Borrower, any sanctions or requirements imposed under similar laws or regulations enacted or enforced by the European Union or His Majesty’s Treasury of the United Kingdom required to be observed by the Parent Guarantor and its Subsidiaries (collectively, the “Anti-Terrorism Laws”), in each case, which could reasonably be expected to have a Material Adverse Effect or except as described in the Parent Guarantor’s filings of Forms 10-K, 10-Q or 8-K. Neither the Borrower, the Parent Guarantor nor any of its Subsidiaries is any of the following:

(i)            a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)            a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)            a Person that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website or any replacement website or other replacement official publication of such list; or

(iv)            to the knowledge of the Parent Guarantor and the Borrower, a Person that the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the European Union or His Majesty’s Treasury of the United Kingdom required to be observed by the Parent Guarantor and its Subsidiaries.

(b)            Neither the Borrower, the Parent Guarantor nor any of its Subsidiaries (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 3.12(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; provided that to the extent the foregoing representation pertains to Anti-Terrorism Laws of the European Union or His Majesty’s Treasury of the United Kingdom, such representation is made only to the knowledge of the Parent Guarantor and Borrower.

(c)            The Borrower, the Parent Guarantor and their respective Subsidiaries and, to the knowledge of the Borrower, each of their directors, officers and employees is in compliance with the United States Foreign Corrupt Practices Act of 1977, except to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 3.13            Affected Financial Institutions. No Obligor is an Affected Financial Institution.

Article IV

Conditions

Section 4.01            Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a)            The Administrative Agent (or its counsel) shall have received on or before the date of this Agreement from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)            The Administrative Agent (or its counsel) shall have received a Note executed by the Borrower in favor of each Lender that requested a Note prior to the Effective Date in accordance with Section 2.08(e).

(c)            The Administrative Agent shall have received a written opinion covering customary matters (addressed to the Administrative Agent and the Lenders and dated the date of this Agreement) of (i) the general counsel of the Parent Guarantor, (ii) Allen & Overy, société en commandite simple, special Luxembourg counsel of the Borrower, (iii) Bär & Karrer AG, special Switzerland counsel of the Parent Guarantor, and (iv) Weil Gotshal & Manges, LLP, special New York counsel of the Obligors.

(d)            The Administrative Agent shall have received on or before the date of this Agreement certified copies of the charter, by-laws and other constitutive documents of each Obligor and of resolutions of the Board of Directors of each Obligor authorizing the Transactions, together with incumbency certificates dated the date of this Agreement evidencing the identity, authority and capacity of each Person authorized to execute and deliver this Agreement, the other Loan Documents and any other documents to be delivered by such Obligor pursuant hereto, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)            The Administrative Agent shall have received (x) a certificate, dated the date of this Agreement and signed by a Responsible Officer, confirming that (i) the representations and warranties of each Obligor set forth in Article III of this Agreement are true and correct in all material respects (except to the extent such representations and warranties are qualified by “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties are true and correct in all respects) as of the Effective Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall have been true and correct in all respects) on and as of such earlier date and (ii) no Default or Event of Default under this Agreement has occurred and is continuing and (y) a Solvency Certificate, dated the date of this Agreement and signed and certified by the Chief Financial Officer of the Parent Guarantor.

(f)             The Administrative Agent shall have received documents reasonably satisfactory to it evidencing the payoff of the Existing Credit Agreement.

(g)            The Administrative Agent shall have received evidence reasonably satisfactory to it of the consent of CT Corporation System in New York, New York to the appointment and designation provided by Section 10.09(d).

(h)            [reserved].

(i)            The Borrower shall have paid all fees required to be paid by it to the Administrative Agent, the Arrangers and the Lenders required to be paid on the Effective Date pursuant to any commitment letter or fee letter with respect to this Agreement and the revolving credit facility contemplated herein by and among any Obligor and one or more of the Administrative Agent, the Arrangers and the Lenders and, unless waived by the Administrative Agent and the Arrangers, the Borrower shall have paid, to the extent invoiced and received by the Borrower at least two (2) Business Days prior to the Effective Date, all legal fees and expenses of the Administrative Agent and the Arrangers required to be paid pursuant to the terms of this Agreement.

(j)            (i) Upon the reasonable request of any Lender made at least five days prior to the Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case at least three days prior to the Effective Date and (ii) at least three days prior to the Effective Date, if the Borrower or the Parent Guarantor qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower or Parent Guarantor, as applicable, shall have delivered, to each Lender that so requests at least five days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Borrower or Parent Guarantor, as applicable.

The Administrative Agent shall (i) notify the Borrower and the Lenders of the satisfaction of the conditions described in clauses (a) through (j) above on the Effective Date and (ii) notify the Borrower and the Lenders of the Effective Date. Each such notice shall be conclusive and binding.

Section 4.02            Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of any Loan) is subject to the satisfaction (or waiver in accordance with Section 10.02) of the following conditions:

(a)            The representations and warranties of the Obligors set forth in Article III of this Agreement (other than Sections 3.04, 3.05(a)(i) and 3.07(b)) or any other Loan Document, or which are contained in any certificate or notice delivered at any time by any Obligor under or in connection herewith or therewith, shall be true and correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) on and as of the date of such Borrowing, before and after giving effect to such Borrowing, or if any such representation or warranty was made as of a specific date, such representation and warranty was true and correct in all material respects on and as of such date.

(b)            At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(c)            The Borrower shall have delivered a Borrowing Request in accordance with Section 2.03.

(d)            In the case of a Borrowing to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

Each Borrowing Request shall be deemed to constitute a representation and warranty by the Obligors on the date of such Borrowing Request and the date of the Borrowing requested thereunder as to the matters specified in paragraphs (a) and (b) of this Section.

Article V

Covenants

From and after the Effective Date, until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable under the Loan Documents shall have been paid in full, the Parent Guarantor (and the Borrower and each other Obligor, including on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, where applicable) covenants and agrees with the Lenders that:

Section 5.01            Financial Statements and Other Information. The Parent Guarantor will furnish to the Administrative Agent (which, except as otherwise provided below with respect to subsections (a), (b) or (e), the Administrative Agent shall promptly furnish to each Lender):

(a)            within 120 days after the end of each fiscal year of the Parent Guarantor, its audited Consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of internationally recognized standing in a manner complying with the applicable rules and regulations promulgated by the SEC;

(b)            within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, its Consolidated balance sheet and the related statement of operations and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year, all certified as to GAAP (subject to the absence of footnotes, audit and normal year-end adjustments), or if adopted by the Parent Guarantor for SEC reporting purposes, IFRS, on behalf of the Parent Guarantor by the Chief Financial Officer or the chief accounting officer of the Parent Guarantor or a Responsible Officer;

(c)            concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate on behalf of the Parent Guarantor signed by the Chief Financial Officer or the chief accounting officer of the Parent Guarantor or a Responsible Officer (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating whether the Parent Guarantor was in compliance with Section 5.09;

(d)            within five Business Days after any Responsible Officer obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate on behalf of the Parent Guarantor signed by a Responsible Officer setting forth, in reasonable detail, the nature thereof and the action which the Parent Guarantor is taking or proposes to take with respect thereto;

(e)            promptly upon the filing thereof, copies of all final registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), final reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and proxy statements which the Parent Guarantor or the Borrower shall have filed with the SEC;

(f)             promptly upon any Responsible Officer obtaining knowledge of the commencement of any Reportable Action, a certificate on behalf of the Parent Guarantor specifying the nature of such Reportable Action and what action the Parent Guarantor is taking or proposes to take with respect thereto;

(g)            from time to time, upon reasonable notice, such other information regarding the financial position or business of the Parent Guarantor and its Subsidiaries, or compliance with the terms of this Agreement, as any Lender through the Administrative Agent may reasonably request; and

(h)            if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, upon any request in writing therefor, documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

Information required to be delivered pursuant to subsections (a), (b) or (e) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Guarantor posts such documents, or provides a link thereto on the Parent Guarantor’s website on the Internet at www.te.com (or such other website as the Parent Guarantor may designate in a writing delivered to the Administrative Agent), or at www.sec.gov; or (ii) on which such documents are posted on the Parent Guarantor’s behalf, or delivered to the Administrative Agent by the Parent Guarantor in accordance with Section 10.15.

Section 5.02            Existence; Conduct of Business. The Parent Guarantor will:

(a)            not engage in any material business other than the holding of stock and other investments in its Subsidiaries and activities reasonably related thereto; and

(b)            preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect (i) their respective legal existence and (ii) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, unless in the case of either (x) the failure of the Parent Guarantor to comply with subclause (b)(ii) of this Section 5.02 or (y) the failure of a Significant Subsidiary to comply with clause (b) of this Section 5.02, such failure could not, based upon the facts and circumstances existing at the time, reasonably be expected to have a Material Adverse Effect;

provided that nothing in this Section 5.02 shall prohibit (x) any transaction permitted by Section 5.08, (y) the Parent Guarantor, the Intermediate Guarantor or the Borrower from reincorporating in any Permitted Jurisdiction, any state of the United States or the District of Columbia and (z) the Permitted Reorganization, subject to the provisions of Section 5.10.

Section 5.03            Maintenance of Properties; Insurance. The Parent Guarantor will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by and commercially available to companies engaged in the same or similar businesses operating in the same or similar locations, except in the case of each of clause (a) and (b) to the extent that the failure to do so could not, based upon the facts and circumstances existing at the time, reasonably be expected to have a Material Adverse Effect.

Section 5.04            Books and Records; Inspection Rights. The Parent Guarantor will keep, and will cause each Consolidated Subsidiary to keep, proper books of record and account in which true and correct entries shall be made of its business transactions and activities so that financial statements of the Parent Guarantor that fairly present its business transactions and activities can be properly prepared in accordance with GAAP, or IFRS, if adopted by the Parent Guarantor for SEC reporting purposes or upon the convergence of GAAP to IFRS. The Parent Guarantor will, and will cause each Significant Subsidiary to, permit any representatives designated by the Administrative Agent or by any Lender through the Administrative Agent, upon reasonable prior notice, at all reasonable times and as and to the extent permitted by applicable law and regulation, and at the Administrative Agent’s or such Lender’s expense, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances, accounts and condition with its officers, employees (in the presence of its officers) and independent accountants (in the presence of its officers); provided that (i) such designated representatives shall be reasonably acceptable to the Borrower, shall agree to any reasonable confidentiality obligations proposed by the Borrower, and shall follow the guidelines and procedures generally imposed upon like visitors to Borrower’s facilities and (ii) unless a Default or Event of Default shall have occurred and be continuing, such visits and inspections shall be conducted solely through the Administrative Agent and shall occur not more than once in any fiscal year.

Section 5.05            Compliance with Laws. The Parent Guarantor will, and will cause each Significant Subsidiary to, comply with all laws, rules, regulations, and orders (including any then-applicable Swiss tax ruling with respect to the Permitted Reorganization) of any Governmental Authority applicable to it or its property, except where the failure to do so could not, based upon the facts and circumstances existing at the time, reasonably be expected to result in a Material Adverse Effect.

Section 5.06            Use of Proceeds. The proceeds of each Borrowing made under this Agreement will be used by the Borrower for working capital, capital expenditures, general corporate purposes and other lawful corporate purposes of the Borrower, including to consummate acquisitions and to repurchase equity. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrower will not request any Borrowing, and the Borrower shall not, directly or indirectly, use or otherwise make available, and the Parent Guarantor and the Borrower shall procure that its Subsidiaries and, to the knowledge of the Borrower and the Parent Guarantor, its or their respective directors, officers and employees shall not, directly or indirectly, use or otherwise make available, the proceeds of any Borrowing for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except, in each case where such activities, business or transaction does not violate any applicable Sanctions law required to be observed, or in any manner that would result in the violation of any Sanctions required to be observed by any party hereto.

Section 5.07            Liens. The Parent Guarantor will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)            any Lien existing on any asset on the Effective Date;

(b)            any Lien on any asset securing the payment of all or part of the purchase price of such asset upon the acquisition thereof by the Parent Guarantor or a Subsidiary or securing Debt (including any obligation as lessee incurred under a capital lease) incurred or assumed by the Parent Guarantor or a Subsidiary prior to, at the time of or within one year after such acquisition (or in the case of real property, the completion of construction (including any improvements on an existing property) or the commencement of full operation of such asset or property, whichever is later), which Debt is incurred or assumed for the purpose of financing all or part of the cost of acquiring such asset or, in the case of real property, construction or improvements thereon; provided, that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any asset theretofore owned by the Parent Guarantor or a Subsidiary, other than assets so acquired, constructed or improved;

(c)            any Lien existing on any asset or Stock of any Person at the time such Person is merged or consolidated with or into the Parent Guarantor or a Subsidiary which Lien was not created in contemplation of such event;

(d)            any Lien existing on any asset at the time of acquisition thereof by the Parent Guarantor or a Subsidiary, which Lien was not created in contemplation of such acquisition;

(e)            any Lien arising out of the Refinancing of any Debt secured by any Lien permitted by any of the subsections (a) through (d) of this Section 5.07, provided that the principal amount of Debt is not increased (except as grossed-up for the customary fees and expenses incurred in connection with such Refinancing and except as a result of the capitalization or accretion of interest) and is not secured by any additional assets, except as provided in the last sentence of this Section 5.07;

(f)             any Lien to secure Intercompany Debt;

(g)            sales of accounts receivable or promissory notes to factors or other third-parties in the ordinary course of business for purposes of collection;

(h)            any Lien in favor of any country or any political subdivision of any country (or any department, agency or instrumentality thereof) securing obligations arising in connection with partial, progress, advance or other payments pursuant to any contract, statute, rule or regulation or securing obligations incurred for the purpose of financing all or any part of the purchase price (including the cost of installation thereof or, in the case of real property, the cost of construction or improvement or installation of personal property thereon) of the asset subject to such Lien (including, but not limited to, any Lien incurred in connection with pollution control, industrial revenue or similar financings);

(i)            Liens arising in the ordinary course of its business which (i) do not secure Debt, and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(j)            any Lien securing only Nonrecourse Debt;

(k)            Liens incurred and pledges or deposits in the ordinary course of business in connection with workers’ compensation, old age pensions, unemployment insurance or other social security legislation, other than any Lien imposed by ERISA;

(l)             Liens created pursuant to Permitted Securitization Transactions;

(m)            Liens for taxes, assessments and governmental charges or levies which are not yet due or are payable without penalty or of which the amount, applicability or validity is being contested by the Parent Guarantor or a Subsidiary whose property is subject thereto in good faith by appropriate proceedings as to which adequate reserves are being maintained;

(n)            Liens securing judgments that have not resulted in the occurrence of an Event of Default under clause (k) of Article VI; and

(o)            Liens not otherwise permitted by the foregoing clauses (a) through (n) of this Section 5.07 securing Debt or other obligations (without duplication) in an aggregate principal amount at any time outstanding not to exceed an amount equal to the greater of (i) $750,000,000 or (ii) 7.5% of Consolidated Tangible Assets at such time.

It is understood that any Lien permitted to exist on any asset pursuant to the foregoing provisions of this Section 5.07 may attach to the proceeds of such asset and, with respect to Liens permitted pursuant to subsections (a), (b), (d), (e) (but only with respect to the Refinancing of Debt secured by a Lien permitted pursuant to subsections (a), (b), or (d)) or (f) of this Section 5.07, may attach to an asset acquired in the ordinary course of business as a replacement of such former asset.

Section 5.08            Fundamental Changes. No Obligor will consolidate, amalgamate or merge with or into any other Person or sell, lease or otherwise transfer all or substantially all of the Consolidated assets of the Parent Guarantor and its Subsidiaries to any other Person (including, in each case, pursuant to a Delaware LLC Division), unless

(a)            in connection with any consolidation, amalgamation or merger involving the Parent Guarantor or the Borrower, the Parent Guarantor or the Borrower, as applicable, is the surviving Person, or the Person (if other than the Parent Guarantor or the Borrower, as applicable) formed by such consolidation or amalgamation or into which the Parent Guarantor or the Borrower, as applicable, is merged or amalgamated, or the Person which acquires by sale or other transfer, or which leases, all or substantially all of the assets of the Parent Guarantor or the Borrower, as applicable (any such Person, the “Successor”), shall be organized and existing under the laws of any Permitted Jurisdiction, any state of the United States or the District of Columbia and shall expressly assume, in a writing executed and delivered to the Administrative Agent for delivery to each of the Lenders, in form reasonably satisfactory to the Administrative Agent, the obligations under this Agreement and the other Loan Documents to be performed or observed by the Parent Guarantor or the Borrower, as applicable, including, as applicable, the due and punctual payment of the principal of and interest on the Loans and/or the guarantee of the obligations under the Loan Documents, as fully as if such Successor were originally named as the Parent Guarantor or the Borrower, as applicable, in this Agreement or such other Loan Document; and

(i)            immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(ii)            the Successor shall have delivered to the Administrative Agent a certificate on behalf of such Successor signed by a Responsible Officer stating that all conditions provided in this Section 5.08 relating to such transaction have been satisfied; and

(iii)            the Successor shall have delivered to the Administrative Agent a written opinion of counsel (addressed to the Administrative Agent and the Lenders) covering customary matters with respect to such Successor.

Upon the satisfaction (or waiver) of the conditions set forth in Section 5.08(a), a Successor to the Borrower or the Parent Guarantor shall succeed, and may exercise every right and power of, the Borrower or the Parent Guarantor under this Agreement and the other Loan Documents with the same effect as if such Successor had been originally named as the Borrower or the Parent Guarantor herein, and the Borrower or the Parent Guarantor, as the case may be, shall be relieved of and released from its obligations under this Agreement and the other Loan Documents.

(b)            in connection with any consolidation, amalgamation or merger involving any Obligor (other than the Parent Guarantor or the Borrower), such Obligor or another Obligor is the surviving Person, or the Person (if other than an Obligor) formed by such consolidation or amalgamation or into which such Obligor is merged or amalgamated, or the Person which acquires by sale or other transfer, or which leases, all or substantially all of the assets of such Obligor, shall, simultaneously with the consummation of such transaction become an Obligor hereunder in accordance with Section 5.12.

Section 5.09            Financial Covenant.

The Parent Guarantor will not permit, as of the last day of each fiscal quarter, the ratio of (x) Consolidated Total Debt at such time to (y) Consolidated EBITDA for the then most recently concluded period of four consecutive fiscal quarters of the Parent Guarantor to exceed 3.75 to 1.00; provided that, such maximum ratio of Consolidated Total Debt to Consolidated EBITDA shall step up by .50 (to 4.25: 1.00) for the fiscal quarter during which a Qualified Acquisition has occurred, and for the three fiscal quarters immediately thereafter (the “Total Leverage Ratio Step Up”); provided that, subsequent to any Total Leverage Ratio Step Up, the Borrower may designate another acquisition as a Qualified Acquisition only if the maximum ratio of Consolidated Total Debt to Consolidated EBITDA required to be maintained pursuant to this Section 5.09 has been 3.75 to 1.00 for at least two fiscal quarters.

Section 5.10            Permitted Reorganization.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document (including Section 5.02, Section 5.08 and Section 5.11), the Permitted Reorganization shall be permitted for all purposes under this Agreement, subject only to the satisfaction of the following conditions (the date on which the Permitted Reorganization is consummated, the “Permitted Reorganization Effective Date”):

(a)            Substantially concurrently with the consummation of the Permitted Reorganization, TopCo shall expressly assume all obligations of the Parent Guarantor under the Loan Documents and become the “Parent Guarantor” and New TEL shall become the “Intermediate Guarantor” and a “Guarantor” of the obligations under the Loan Documents, in each case, pursuant to documentation reasonably acceptable to the Administrative Agent and the Borrower (the “Permitted Reorganization Joinder”).

(b)            Upon consummation of the Permitted Reorganization, (i) the Borrower shall be a Wholly-Owned Consolidated Subsidiary of TopCo and a direct wholly-owned subsidiary of New TEL and (ii) New TEL shall be a direct wholly-owned subsidiary of TopCo.

(c)            No Default or Event of Default under clauses (a), (b), (h) or (i) of Article VI of this Agreement shall result on the Permitted Reorganization Effective Date, from the Permitted Reorganization.

(d)            The Permitted Reorganization shall not cause an “event of default” under any Material Debt of TopCo, New TEL, or the Borrower on the Permitted Reorganization Effective Date.

(e)            The Administrative Agent shall have received a certificate from the Borrower, TopCo, and New TEL certifying to the satisfaction of the conditions set forth in clauses (b) through (d) above on and as of the Permitted Reorganization Effective Date.

(f)            The Administrative Agent shall have received certified copies of the charter, by-laws and other constitutive documents of TopCo and New TEL and of resolutions of the appropriate governing body of TopCo and New TEL authorizing the execution, delivery, and performance by TopCo and New TEL of the Loan Documents to which it is a party, together with incumbency certificates evidencing the identity, authority and capacity of each Person authorized to execute and deliver such Loan Documents and any other documents to be delivered by TopCo and New TEL pursuant hereto, all in form and substance reasonably satisfactory to the Administrative Agent.

(g)            The Administrative Agent shall have received a written opinions from counsel (including local counsel) to TopCo and New TEL, covering customary matters relating to the joinder of TopCo and New TEL as the Parent Guarantor and the Intermediate Guarantor, respectively, under the Loan Documents.

(h)            (A) Upon the reasonable request of any Lender made at least five days prior to the Permitted Reorganization Effective Date, TopCo and New TEL shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act, in each case, at least three days prior to the Permitted Reorganization Effective Date and (B) at least three days prior to the Permitted Reorganization Effective Date, if TopCo or New TEL qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, TopCo or New TEL, as applicable, shall have delivered, to each Lender that so requests at least five days prior to the Permitted Reorganization Effective Date, a Beneficial Ownership Certification in relation to TopCo or New TEL, as applicable.

Section 5.11            Transactions with Affiliates. The Parent Guarantor will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of Stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate (collectively, “Affiliate Transactions”); provided, however, that the foregoing provisions of this Section 5.11 shall not prohibit the Parent Guarantor or any of its Subsidiaries from:

(i)            engaging in any Affiliate Transaction between or among (x) the Parent Guarantor and any Subsidiary or Subsidiaries or (y) two or more Subsidiaries,

(ii)            declaring or paying any dividends and distributions on any shares of the Parent Guarantor’s Stock, including any dividend or distribution payable in shares of the Parent Guarantor’s Stock or Stock Equivalents,

(iii)            making any payments on account of the purchase, redemption, retirement or acquisition of (x) any shares of the Parent Guarantor’s Stock or (y) any option, warrant or other right to acquire shares of the Parent Guarantor’s Stock, including any payment payable in shares of the Parent Guarantor’s Stock or Stock Equivalents,

(iv)            declaring or paying any dividends or distributions on Stock of any Subsidiary held by the Parent Guarantor or another Subsidiary,

(v)            making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the Parent Guarantor or such Subsidiary as the terms and conditions which the Parent Guarantor would reasonably expect to be obtained in a similar transaction with a Person which is not an Affiliate at such time,

(vi)             making payments of principal, interest and premium on any Debt of the Parent Guarantor or such Subsidiary held by an Affiliate if the terms of such Debt are at least as favorable to the Parent Guarantor or such Subsidiary as the terms which the Parent Guarantor would reasonably expect to have been obtained at the time of the creation of such Debt from a lender which was not an Affiliate,

(vii)            participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Parent Guarantor or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates,

(viii)            paying or granting reasonable compensation, indemnities, reimbursements and benefits to any director, officer, employee or agent of the Parent Guarantor or any Subsidiary, or

(ix)            engaging in any Affiliate Transaction not otherwise addressed in subsections (i) through (viii) of this Section 5.11, the terms of which are not less favorable to the Parent Guarantor or such Subsidiary than those that the Parent Guarantor or such Subsidiary would reasonably expect to be obtained in a comparable transaction in the same location at such time with a Person which is not an Affiliate.

Section 5.12            Subsidiary Guarantors. The Borrower will cause each Subsidiary of the Parent Guarantor (other than the Borrower and, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor) that now or hereafter Guarantees any Debt of the Borrower or any other Obligor for or in respect of borrowed money in an aggregate principal amount of $50,000,000 or more (other than Debt of the Borrower or such other Obligor to any other Obligor) to promptly thereafter (and in any event within 30 days of executing such Guarantee) cause such Subsidiary to (a) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a Subsidiary Guaranty, and (b) deliver to the Administrative Agent (i) certified copies of the charter, by-laws and other constitutive documents of such Subsidiary Guarantor and of resolutions of the Board of Directors (or other equivalent governing body) of such Subsidiary Guarantor authorizing the Subsidiary Guaranty and the transactions contemplated therein, (ii) an incumbency certificate evidencing the identity, authority and capacity of each Person authorized to execute and deliver the Subsidiary Guaranty and any other documents required to be executed and delivered by such Subsidiary Guarantor, and (iii) customary opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Subsidiary Guaranty of such Subsidiary), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 5.13            Subsidiary Debt. The Parent Guarantor will not at any time permit the aggregate outstanding principal amount of Debt of the Consolidated Subsidiaries to exceed an amount equal to $750,000,000, provided that for purposes of this Section 5.13, “Debt” shall not include (i) Permitted Acquired Debt of any Consolidated Subsidiary, (ii) Debt of any Consolidated Subsidiary (other than the Borrower) outstanding as of the Effective Date and any Refinancings thereof not in excess of the principal amount thereof (except as grossed up for the customary fees and expenses incurred in connection with such financing and except as a result of the capitalization or accretion of interest), (iii) Debt of the Borrower, (iv) Debt of Intermediate Guarantor, (v) Debt of any Subsidiary Guarantor or (vi) obligations under any Permitted Securitization Transaction, to the extent otherwise constituting Debt.

Article VI

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)            the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of the Parent Guarantor, the Borrower or any Subsidiary or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, in or in connection with this Agreement or the other Loan Documents or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate or financial statement furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)            either the Borrower or the Parent Guarantor or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.06, 5.07, 5.08, 5.11, 5.12 or 5.13 and such failure shall not be remedied within five Business Days after any Responsible Officer obtains knowledge thereof or (ii) Section 5.09;

(e)            any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or the other Loan Documents (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower or Parent Guarantor (which notice will be given at the request of any Lender);

(f)             the Parent Guarantor, the Borrower or any Subsidiary or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, shall fail to make any payment in respect of any Material Debt, when and as the same shall become due and payable, and such failure shall continue beyond any applicable grace period (but in any event, in the case of interest, fees or other amounts other than principal, for a period of at least five Business Days);

(g)            any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) any Debt of the Parent Guarantor, the Borrower or a Subsidiary or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, that is purchased in the open market or directly from holders of such Debt in the normal course of managing the Consolidated capital structure of the Parent Guarantor and such Debt is cancelled by the Parent Guarantor, the Borrower or such Subsidiary or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, immediately upon the settlement of such purchase, (ii) secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, (iii) any conversion, purchase, repurchase or redemption of any Material Debt scheduled by the terms thereof to occur on a particular date, or as a result of any customary required offer by the Parent Guarantor or any Subsidiary to purchase such Debt, such as upon a change of control, (iv) any conversion of any Material Debt initiated by a holder thereof pursuant to the terms thereof or any optional prepayment, repurchase or redemption of any Material Debt, in each case not subject to any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Parent Guarantor or any Subsidiary, (v) any repurchase or redemption of any Material Debt pursuant to any put option exercised by the holder of such Material Debt; provided that such put option is exercisable at times specified in the terms of the Material Debt and not by its terms solely as a result of any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Parent Guarantor or the applicable Subsidiaries, or (vi) the cancellation and resulting payment of any amounts outstanding under any credit or similar facility of an acquired Subsidiary, which was outstanding prior to such acquisition, and not created in contemplation of such acquisition, other than as a result of a default under any such facility occurring after, and not in connection with, such acquisition;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding up, reorganization or other relief in respect of the Parent Guarantor, the Borrower or any Significant Subsidiary or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, or its debts, or of a substantial part of its assets, under any bankruptcy, insolvency, receivership or similar law of any jurisdiction now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Guarantor, the Borrower or any Significant Subsidiary or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, or for a substantial part of its respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)             the Parent Guarantor, the Borrower or any Significant Subsidiary, or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding up, reorganization or other relief under any bankruptcy, insolvency, receivership or similar law of any jurisdiction now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Guarantor, the Borrower or any Significant Subsidiary, or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, or for a substantial part of its respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)             the Parent Guarantor, the Borrower or any Significant Subsidiary, or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, shall admit in writing its inability or fail generally to pay its debts as they become due;

(k)            one or more judgments or orders for the payment of money in an aggregate amount in excess of $250,000,000 (after deducting amounts covered by insurance, except to the extent that the insurer providing such insurance has declined such coverage or indemnification) shall be rendered against the Parent Guarantor, the Borrower or any Subsidiary, or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, or any combination thereof and, within 60 days after entry thereof, such judgment or order is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment or order is not discharged;

(l)            an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)            (x) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 40% or more of the outstanding shares of common stock of the Parent Guarantor; or (y) on the last day of any period of twelve consecutive calendar months, a majority of members of the board of directors of the Parent Guarantor shall no longer be composed of individuals (i) who were members of said board of directors on the first day of such twelve consecutive calendar month period or (ii) whose election or nomination to said board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board of directors;

(n)            any Loan Document shall cease to be valid and enforceable against any Obligor or Subsidiary Guarantor party thereto (except for the termination of a Subsidiary Guaranty in accordance with its terms), or any Obligor or Subsidiary Guarantor shall so assert in writing; or

(o)            the Borrower (or any permitted successor pursuant to Section 5.08(a)) shall cease to be a Wholly-Owned Consolidated Subsidiary of the Parent Guarantor (it being understood and agreed that the Permitted Reorganization shall in no event result in an Event of Default under this clause (o));

then, and in every such event (other than an event described in clause (h) or (i) of this Article with respect to the Borrower, the Parent Guarantor or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, and thereupon the principal amount of all such outstanding Loans together with all such interest and other amounts so declared to be due and payable, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Obligors; and in case of any event described in clause (h) or (i) of this Article with respect to the Borrower, the Parent Guarantor or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under any Loan Document, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Obligors.

Article VII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in Section 10.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to this Agreement, the other Loan Documents or applicable law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Guarantor or any of its Subsidiaries or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Parent Guarantor or a Lender and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower, and, if the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (c) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent. Upon receipt of any such notice of resignation, or upon the election to remove the Administrative Agent pursuant to the foregoing, the Required Lenders shall have the right, subject to the consent of the Borrower unless an Event of Default has occurred and is continuing (which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned), to appoint a successor, which shall be a commercial bank with an office in New York, New York, or an Affiliate of any such commercial bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Any successor Administrative Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld, delayed or conditioned). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor Administrative Agent shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Parent Guarantor or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its discretion, to release (and to execute any documents and otherwise take any action to evidence the release of) any Subsidiary Guarantor from its obligations under such Subsidiary Guarantor’s Subsidiary Guaranty (i) if such Person ceases to exist or to be a Subsidiary (or substantially contemporaneously with such release will cease to exist or to be a Subsidiary), in each case as a result of a transaction permitted hereunder, or (ii) otherwise in accordance with Section 4.06(b) of the relevant Subsidiary Guaranty.

Anything herein to the contrary notwithstanding, none of the Co-Documentation Agents, Co-Syndication Agents, joint bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Guarantor, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Guarantor, that none of the Administrative Agent, or any other Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of principal of the Loans then outstanding, accrued interest thereon and all fees and other obligations of the Borrower accrued under any Loan Document due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand promptly, but in no event later than one Business Day thereafter, the Rescindable Amount received by such Lender in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

Article VIII

Guarantee

Section 8.01            The Guarantee. The Parent Guarantor and, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, hereby unconditionally and irrevocably guarantees the full and punctual payment in cash when due (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) of the principal of and interest on the Loans, the Notes and all other amounts whatsoever at any time or from time to time payable or becoming payable under this Agreement or the other Loan Documents. This is a continuing guarantee and a guarantee of payment and not merely of collection. Upon failure by the Borrower to pay punctually any such amount when due as aforesaid, the Parent Guarantor and/or on and after the Permitted Reorganization Effective Date, Intermediate Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

Section 8.02            Guarantee Unconditional. The obligations of the Parent Guarantor and, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, hereunder shall be unconditional and absolute, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected, at any time by:

(a)            any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under any Loan Document, by operation of law or otherwise;

(b)            any modification or amendment of or supplement to any Loan Document;

(c)            any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under any Loan Document;

(d)            any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any obligation of any other Guarantor or the Borrower contained in any Loan Document;

(e)            the existence of any claim, set-off or other rights which the Parent Guarantor or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, may have at any time against the Borrower, the Administrative Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)             any invalidity or unenforceability relating to or against the Borrower for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, in the currency and funds and at the time and place specified herein, of any amount payable by it under any Loan Document; or

(g)            any other act or omission to act or delay of any kind by the Borrower, the Administrative Agent, any Lender or any other Person, or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge or defense of a guarantor or surety.

Section 8.03            Discharge Only upon Payment in Full; Reimbursement in Certain Circumstances. The guarantee and other agreements in this Article VIII shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Loans, the Notes and all other amounts whatsoever payable by the Borrower under any Loan Document shall have been finally paid in full. If at any time any payment of any such amount payable by the Borrower under any Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Parent Guarantor’s and, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor’s, obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 8.04            Waiver by the Guarantor. The Parent Guarantor and, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower or any other Person.

Section 8.05            Subrogation. Upon making any payment hereunder with respect to the Borrower, the Parent Guarantor and/or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, as applicable, shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that the Parent Guarantor or Intermediate Guarantor shall not enforce any payment by way of subrogation until all amounts of principal of and interest on the Loans and all other amounts payable by the Borrower under any Loan Document has been paid in full and the Commitments have been terminated.

Section 8.06            Stay of Acceleration. In the event that acceleration of the time for payment of any amount payable by the Borrower under any Loan Document is stayed upon insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Required Lenders.

Section 8.07            Payments. All payments made by the Parent Guarantor and, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, pursuant to this Article VIII shall be made as provided under Section 2.13(a), and shall be subject to the provisions of Section 9.05.

Article IX

Yield Protection, Illegality and Taxes

Section 9.01            [Reserved].

Section 9.02            Illegality. Notwithstanding any other provision of any Loan Document, if any Lender shall notify the Administrative Agent (and provide to the Borrower an opinion of counsel to the effect) that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its lending office for Loans whose interest is determined by reference to Term SOFR or a Relevant Rate to perform its obligations hereunder to make Term SOFR Loans or Alternative Currency Loans or to fund or maintain Term SOFR Loans or Alternative Currency Loans hereunder, (i) each Term SOFR Loan of such Lender will automatically, upon such demand, convert into an ABR Loan that bears interest at the rate set forth in Section 2.12(a), (ii) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either (1) be converted into an ABR Borrowing denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan, or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Borrower shall be deemed to have elected clause (1) above, (iii) the obligation of such Lender to make or continue, or to convert ABR Loans into, Term SOFR Loans or Alternative Currency Loans in the affected currency or currencies shall be suspended and (iv) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case, until the Administrative Agent shall notify the Borrower and such Lender that the circumstances causing such suspension no longer exist, and, with respect to Term SOFR Loans and Alternative Currency Loans, such Lender shall make the ABR Loans in the amount (or Dollar Equivalent of the amount, if applicable) and on the dates that it would have been requested to make such Loans had no such suspension been in effect.

Section 9.03            Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii)            impose on any Lender or the applicable interbank market any other condition affecting any Loan Document, Alternative Currency Loans or Term SOFR Loans, in each case, made by such Lender;

and the result of any of the foregoing has been to increase the cost to such Lender of making or maintaining any Term SOFR Loan or Alternative Currency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) (excluding any such increased costs or reduction in amount resulting from Taxes or Other Taxes, as to which Section 9.05 shall govern), then from time to time within 30 days of written demand therefor (subject to Section 9.06) the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)            If any Lender determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of any Loan Document or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time within 30 days of written demand therefor (subject to Section 9.06) the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.

Section 9.04            Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan or Alternative Currency Term Rate Loan other than on the last day of an Interest Period, relevant interest payment date or payment period, as applicable, applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan or Alternative Currency Term Rate Loan other than on the last day of the Interest Period, relevant interest payment date or payment period, as applicable, applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan or Alternative Currency Loan on the date specified in any oral or written notice given pursuant hereto, (d) the failure by the Borrower to make payment of any Loan denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency or (e) the assignment of any Term SOFR Loan or Alternative Currency Term Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 10.04(g), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (including any loss or expense arising from the redeployment of funds obtained by it to maintain such Term SOFR Loan or Alternative Currency Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits) within 10 days of written demand therefor (subject to Section 9.06).

Section 9.05            Taxes.

(a)            Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if the Borrower shall be required to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or applicable Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)            In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            The Borrower shall pay and indemnify, defend and hold harmless the Administrative Agent and each Lender within 30 days after written demand therefor (subject to Section 9.06), for the full amount of any Indemnified Taxes or Other Taxes required to be paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. As soon as practicable after any payment of any Taxes to a Governmental Authority by the Administrative Agent or such Lender pursuant to this Section 9.05, the Administrative Agent or such Lender, as the case may be, shall deliver to the Borrower the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Borrower.

(d)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or any Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or any Guarantor to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)            As soon as practicable after any payment of any Taxes by the Borrower to a Governmental Authority pursuant to this Section 9.05, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Any Foreign Lender that is entitled to an exemption from or reduction of United States withholding tax with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Additionally, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this section (f), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(g)            If the Administrative Agent or a Lender determines, in its good faith judgment, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 9.05, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 9.05 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h)            For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 9.06            Matters Applicable to all Requests for Compensation. If any Lender or the Administrative Agent is claiming compensation under Section 9.03, 9.04 or 9.05, it shall deliver to the Administrative Agent, who shall deliver to the Borrower contemporaneously with the demand for payment, a certificate setting forth in reasonable detail the calculation of any additional amount or amounts to be paid to it hereunder and the basis used to determine such amounts and such certificate shall be conclusive in the absence of manifest error. In determining such amount, such Lender or the Administrative Agent may use any reasonable averaging and attribution methods. In any such certificate claiming compensation under Section 9.03(b), such Lender shall certify that the claim for additional amounts referred to therein is generally consistent with such Lender’s treatment of similarly situated customers of such Lender whose transactions with such Lender are similarly affected by the change in circumstances giving rise to such payment, but such Lender shall not be required to disclose any confidential or proprietary information therein. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 9.07            Mitigation Obligations. If any Lender requests compensation under Section 9.03 or submits notice pursuant to Section 9.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.05, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 9.03 or 9.05, as the case may be, in the future, or permit such Lender to make Term SOFR Loans or Alternative Currency Loans, as applicable, and eliminate the need for any notice to be submitted pursuant to Section 9.02, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 9.08            Inability to Determine Rates.

(a)            If in connection with any request for a Term SOFR Loan or an Alternative Currency Loan, or a conversion of ABR Loans to Term SOFR Loans, or a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A)(1) no Term SOFR Successor Rate has been determined in accordance with Section 9.08(c) and the circumstances under Section 9.08(c)(i) or the Term SOFR Scheduled Unavailability Date has occurred or (2) no Alternative Currency Successor Rate for the applicable Relevant Rate has been determined in accordance with Section 9.08(b) and the circumstances under Section 9.08(b)(i) or the Alternative Currency Scheduled Unavailability Date with respect to such Relevant Rate has occurred (as applicable) or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR or the applicable Relevant Rate, as applicable, for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or Alternative Currency Loan, or in connection with an existing or proposed ABR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason Term SOFR or the applicable Relevant Rate, as applicable, for any determination date(s) or requested Interest Period, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or the applicable Alternative Currency Loans shall be suspended (to the extent of the affected Term SOFR Loans, Alternative Currency Loans, Interest Periods or determination date(s), as applicable), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (a)(ii) above, until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a Borrowing of, or conversion to Term SOFR Loans, or Borrowing of, or a continuation of Alternative Currency Loans to the extent of the affected Alternative Currency Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount specified therein and (B) any outstanding affected Alternative Currency Loans, at the Borrower’s election, shall either (1) be converted into a Borrowing of ABR Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loan immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan, or (2) be prepaid in full immediately, in the case of an Alternative Currency Daily Rate Loan or at the end of the applicable Interest Period, in the case of an Alternative Currency Term Rate Loan; provided that if no election is made by the Borrower (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three (3) Business Days after receipt by the Borrower of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Borrower shall be deemed to have elected clause (1) above.

(b)            Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)             adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)            the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Alternative Currency Scheduled Unavailability Date”); or

(iii)            syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for such Alternative Currency;

or if the events or circumstances of the type described in Section 9.08(b)(i), (ii) or (iii) have occurred with respect to any applicable Alternative Currency Successor Rate (as defined below) then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then current Alternative Currency Successor Rate for an Alternative Currency in accordance with this Section 9.08(b) with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion in consultation with the Borrower and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Alternative Currency Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment. The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Alternative Currency Successor Rate. Any Alternative Currency Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Alternative Currency Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower. Notwithstanding anything else herein, if at any time any Alternative Currency Successor Rate as so determined would otherwise be less than zero percent (0%), the Alternative Currency Successor Rate will be deemed to be zero percent (0%) for the purposes of this Agreement and the other Loan Documents. In connection with the implementation of a Alternative Currency Successor Rate, the Administrative Agent will have the right to make Alternative Currency Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Alternative Currency Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Alternative Currency Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 9.08(b), those Lenders that either have not made, or do not have an obligation under this Agreement to make, Loans denominated in the applicable Alternative Currency shall be excluded from any determination of Required Lenders for purposes of the establishment of an Alternative Currency Successor Rate with respect to such Alternative Currency.

(c)            Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)            adequate and reasonable means do not exist for ascertaining Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)            CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the Term SOFR Screen Rate, in each case acting in such capacity, has made a public statement identifying a specific date after which all tenors of the Term SOFR Screen Rate shall no longer be made available, or permitted to be used for determining the interest rate of syndicated loans, or shall or will otherwise cease; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such tenors of the Term SOFR Screen Rate after such specific date (the latest date on which all tenors of the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”);

or if the events or circumstances of the type described in Section 9.08(b)(i) or (ii) have occurred with respect to the Term SOFR Successor Rate then in effect, then, in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then-current Term SOFR Successor Rate in accordance with this Section 9.08(c) at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion in consultation with the Borrower and may be periodically updated (any such successor rate established pursuant to this Section 9.08(c), a “Term SOFR Successor Rate”). Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Term SOFR Successor Rate. Any Term SOFR Successor Rate shall be applied in a manner consistent with market practice; provided, that, to the extent such market practice is not administratively feasible for the Administrative Agent, such Term SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower. Notwithstanding anything else herein, if at any time any Term SOFR Successor Rate as so determined would otherwise be less than zero, such Term SOFR Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Term SOFR Successor Rate, the Administrative Agent will have the right to make Term SOFR Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Term SOFR Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 9.08(c), those Lenders that either have not made, or do not have an obligation under this Agreement to make, Term SOFR Loans (or Loans accruing interest by reference to a Term SOFR Successor Rate, as applicable) shall be excluded from any determination of Required Lenders.

Article X

Miscellaneous

Section 10.01            Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone or by other means of communication (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(i)            if to the Borrower

Tyco Electronics Group S.A.
46 Place Guillaume II
L-1648 Luxembourg
Attn:  EMEA Regional Treasurer
Tel:  +352 46-43-40-358
Fax:  +352 46-43-51
email: treasury-americas@te.com

with copies to:

TE Connectivity Corporation

1050 Westlakes Drive

Berwyn, PA 19312

Attn: Senior Vice President and Treasurer

Tel: 610-893-9440

Fax: 610-893-9494

TE Connectivity Corporation

1050 Westlakes Drive

Berwyn, PA 19312

Attn: Executive Vice President and General Counsel

Tel: 610-893-9600

Fax: 610-893-9695

(ii)            if to the Parent Guarantor, prior to the Permitted Reorganization Effective Date

TE Connectivity Ltd.
Mühlenstrasse 26
CH-8200 Schaffhausen, Switzerland
Attention:  Executive Vice President and General Counsel
Tel:  +352 46-43-40-358
Fax:  +352 46-43-51

or, if to the Parent Guarantor or Intermediate Guarantor on and after the Permitted Reorganization Effective Date, to its applicable address, set forth in the Permitted Reorganization joinder.

(iii)            if to the Administrative Agent, to its applicable address set forth on Schedule 10.01; and

(iv)            if to any other Lender, to it at its address (or facsimile number or electronic mail address or telephone number) set forth on Schedule 10.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party to this Agreement or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

(b)            Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communications. In addition to provisions of this Agreement expressly specifying that notices and other commitments may be delivered telephonically or electronically, each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications; provided that approval of such procedures may be limited to particular notices or communications.

(c)            Any party hereto may change its address or facsimile number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)            The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests and Interest Election Requests) purportedly given by or on behalf of the Borrower.

Section 10.02            Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)            No Loan Document or any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Obligors party thereto and the Required Lenders or by the Obligors party thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.13(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) increase the maximum duration of any Interest Period beyond six months without the consent of each Lender, (vi) release the Parent Guarantor or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, from its obligations under Article VIII or any Subsidiary Guarantor which is a Significant Subsidiary from its obligations under its Subsidiary Guaranty other than as permitted pursuant to Article VII or Section 4.06(b) of the relevant Subsidiary Guaranty, in each case without the written consent of each Lender, (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (viii) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent under any Loan Document without the prior written consent of the Administrative Agent; provided further that the amendments contemplated by Section 9.08 may be effected in the manner contemplated therein.

(c)            Notwithstanding anything to the contrary herein (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any amendment, waiver or consent hereunder that seeks to reduce the rate of interest on any Loans or reduce any fees payable hereunder shall require the consent of each Defaulting Lender directly affected thereby, other than a Defaulting Lender under clause (a) of the definition thereof and (ii) this Section 10.02(c) shall not be amended without the consent of each Lender (including each Defaulting Lender).

Section 10.03            Expenses; Indemnity; Damage Waiver.

(a)            The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) while a Default or Event of Default has occurred and is continuing, all out-of-pocket expenses incurred by the Administrative Agent and the Lenders, including reasonable fees, charges and disbursements of counsel in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, or restructuring negotiations in respect of such Loans.

(b)            The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or prospective claim, litigation, investigation or proceeding (whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto) relating to (A) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (B) any Loan or the use of the proceeds therefrom or (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned, or operated by the Parent Guarantor or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Guarantor or any of its Subsidiaries; provided that (x) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from (1) the gross negligence or willful misconduct of such Indemnitee, (2) such Indemnitee’s material breach of its obligations under this Agreement or any other Loan Document or (3) disputes solely among Lenders and/or other Indemnitees not arising from or in connection with any act or omission by the Borrower or any of its Affiliates (other than any proceedings against any Person in its capacity or in fulfilling its role as the Administrative Agent or an Arranger or other similar role under this Agreement), in each case of clauses (1) and (2) above, as determined by a court of competent jurisdiction by final and nonappealable judgment and (y) in the case of legal fees and expenses, such indemnity shall be limited to one counsel for all Indemnitees taken as a whole and, solely in the case of a conflict of interest (as reasonably determined or perceived by the affected Indemnitees), one additional counsel for all affected Indemnitees (or similarly situated affected Indemnitees), in either case taken as a whole (and, if determined by the Administrative Agent to be reasonably necessary, of one local counsel in any relevant jurisdiction for all Indemnitees, taken as a whole, and, solely in the case of a conflict of interest (as reasonably determined or perceived by the affected Indemnitees), one additional local counsel for all affected Indemnitees (or similarly affected Indemnitees), in either case taken as a whole). If any claim, litigation, investigation or proceeding is asserted against any Indemnitee, such Indemnitee shall, to the extent permitted by applicable law or regulation in the opinion of its counsel, notify the Borrower as soon as reasonably practicable, but the failure to so promptly notify the Borrower shall not affect the Borrower’s obligations under this Section. If requested by the Borrower in writing, such Indemnitee shall make reasonable good faith efforts to contest the validity, applicability and amount of such claim, litigation, investigation or proceeding and, except to the extent prohibited by applicable law or regulations or as would otherwise be unreasonable in the circumstances or contrary to the internal policies of the Indemnitee as generally applied, shall permit the Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim, litigation, investigation or proceeding for which the Borrower may be liable for payment of indemnity hereunder shall give the Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent (not to be unreasonably withheld, delayed or conditioned); for the avoidance of doubt, the Borrower shall not be required to indemnify any Indemnitee in connection with an claim, litigation, investigation or proceeding settled without the Borrower’s prior written consent (not to be unreasonably withheld, delayed or conditioned), but, if settled with the Borrower’s prior written consent or if there is a final judgment in any such suit, litigation or proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 10.03(b). Without limiting the provisions of Section 9.05, this Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Related Party thereof under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and as if there were no Defaulting Lenders) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such, or against any Related Party acting for the Administrative Agent in connection with such capacity.

(d)            To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions, except to the extent arising from the gross negligence or willful misconduct of such Indemnitee or its Related Parties, as determined by a court of competent jurisdiction by final and nonappealable judgment.

(e)            All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.

(f)            To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender may be unenforceable because it is violative of any law or public policy, the Parent Guarantor and the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

Section 10.04            Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than as contemplated by Section 5.08, neither the Parent Guarantor, the Borrower nor, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Parent Guarantor, the Borrower or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the Parent Guarantor, the Borrower, any of their respective Affiliates or subsidiaries, or a natural Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)            the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VI has occurred and is continuing, any other Person (other than a natural person); provided further that the Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)            the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or for an assignment by a Lender to an Approved Fund with respect to such Lender.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment, and the amount of the Commitment or Loans of the assigning Lender remaining after each such assignment (in each case determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent), in each case shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (each such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h), (i) or (j) of Article VI has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent).

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than the Parent Guarantor, the Borrower, any of their respective Affiliates or subsidiaries, or a natural person) that is (or will be) engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; provided, that any such Person that is, or would at the time of the relevant assignment constitute, a Defaulting Lender, shall not constitute an “Approved Fund” for purposes of this definition.

(iii)             Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 9.03, 9.04, 9.05 and 10.03). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender, and the Note theretofore held by the assignor Lender shall be returned to the Borrower in exchange for a new Note, payable to the assignee Lender and reflecting its retained interest (if any) hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)            The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)            Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b)(ii) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            (i)            Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Parent Guarantor, the Borrower or any of their respective Affiliates or subsidiaries) (each a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 9.03, 9.04 and 9.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Sections 2.13(c) and 9.07 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(c) as though it were a Lender.

(d)            A Participant shall not be entitled to receive any greater payment under Sections 9.03 or 9.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 9.05 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 9.05(e) as though it were a Lender.

(e)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitment or Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person except to the extent that such disclosure is necessary to establish that such commitment, advance or other obligation is in registered form under Section 5f.103-1(c) or Section 1.163-5 of Proposed United States Treasury Regulations of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)            If (w) any Lender requests compensation under Section 9.03 in an amount in excess of a de minimis amount in excess of that being requested by the other Lenders, (x) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.05 in an amount in excess of a de minimis amount in excess of that being paid to, or in respect of, the other Lenders, (y) if any Lender is a Defaulting Lender or (z) if any Lender refuses to consent to any amendment or waiver under this Agreement which pursuant to the terms of Section 10.02 requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained above in Section 10.04), all its interests, rights (other than rights pursuant to Section 9.03 or 9.05) and obligations under this Agreement to an assignee (that is not a Defaulting Lender) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 9.03 or payments required to be made pursuant to Section 9.05, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(h)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 9.03), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.04, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 10.05            Survival. All covenants, agreements, representations and warranties made by the Obligors herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or the other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 9.03, 9.04, 9.05 and 10.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

Section 10.06            Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10.07            Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.08            Right of Setoff. If an Event of Default shall have occurred and be continuing, upon the making of the request, or the granting of the consent, if required under Article VI to authorize the Administrative Agent to declare the Loans due and payable or, in the case of an Event of Default under clauses (h) or (i) of Article VI upon the Loans becoming due and payable automatically, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or the Parent Guarantor or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, against any and all of the obligations of the Borrower or the Parent Guarantor, or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, now or hereafter existing under this Agreement or the other Loan Documents to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or the Parent Guarantor, or, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09            Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

(b)            Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Obligors or their respective properties in the courts of any jurisdiction.

(c)            Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each Obligor hereby irrevocably designates and appoints CT Corporation System, having an office on the date hereof at 28 Liberty St., 42nd Floor, New York, New York 10005 as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in paragraph (b) hereof in any Federal or New York State court sitting in New York City. Each Obligor represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent. If such agent shall cease so to act, each Obligor covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

(e)            Each Lender and the Administrative Agent irrevocably consents to service of process in the manner provided for notices in Section 10.01.

(f)            Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10            Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11            Waiver of Immunities. TO THE EXTENT PERMITTED BY APPLICABLE LAW, IF ANY OBLIGOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY (SOVEREIGN OR OTHERWISE) FROM ANY LEGAL ACTION, SUIT OR PROCEEDING, FROM JURISDICTION OF ANY COURT OR FROM SET-OFF OR ANY LEGAL PROCESS (WHETHER SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) WITH RESPECT TO ITSELF OR ANY OF ITS PROPERTY, SUCH OBLIGOR HEREBY IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH OBLIGOR AGREES THAT THE WAIVERS SET FORTH ABOVE SHALL BE TO THE FULLEST EXTENT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES OF AMERICA AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR PURPOSES OF SUCH ACT.

Section 10.12            Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against any Obligor or for any other reason, any payment under or in connection with this Agreement or any other Loan Document, is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the Other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Agreement or any other Loan Document, such Obligor shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such shortfall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

Section 10.13            Headings. Article and Section headings and the Table of Contents used herein and in the other Loan Documents are for convenience of reference only, are not part of this Agreement or any other Loan Document and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Loan Document.

Section 10.14            Confidentiality. Each of the Administrative Agent and the Lenders shall maintain the confidentiality of the Information (as defined below) and shall not use the Information except for purposes relating directly to this Agreement, the other Loan Documents and the Transactions, except that Information may be disclosed by the Administrative Agent and the Lenders (a) to their and their Affiliates’ directors, officers, employees and agents whom they determine need to know such Information in connection with matters relating directly to this Agreement, the other Loan Documents and the Transactions, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent or the applicable Lenders shall be responsible for breach of this Section by any such Person to whom it disclosed such Information), (b) to the extent requested by any governmental authority or regulatory agency (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or upon order of any court or administrative agency of competent jurisdiction, to the extent required by such order and not effectively stayed on appeal or otherwise, or as otherwise required by law; provided that in the case of any intended disclosure under this clause (c), the recipient thereof shall (unless otherwise required by applicable law) give the Parent Guarantor not less than five Business Days’ prior notice (or such shorter period as may, in the good faith discretion of the recipient, be reasonable under the circumstances or may be required by any court or agency under the circumstances), specifying the Information involved and stating such recipient’s intention to disclose such Information (including the manner and extent of such disclosure) in order to allow the Parent Guarantor an opportunity to seek an appropriate protective order, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement in writing to be bound by the provisions of this Section (and of which the Parent Guarantor shall be a third party beneficiary) or in the case of a repurchase arrangement (“repo transaction”) subject to an arrangement to be bound by provisions at least as restrictive as this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any other Loan Document or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the written consent of the Borrower referencing this Section 10.14, (h) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities hereunder, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, a breach of another confidentiality agreement to which the Administrative Agent or such Lender is a party or any other legal or fiduciary obligation of the Administrative Agent or such Lender or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (j) to any credit insurance provider relating to the Borrower and its obligations. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, Arrangers and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For purposes of this Section, “Information” means all information received from or on behalf of any Obligor or Subsidiary Guarantor relating to any Obligor or any Subsidiary Guarantor or any of their respective businesses, other than any such information that the Administrative Agent or any Lender proves is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Obligor or any Subsidiary Guarantor from a source which is not, to the knowledge of the recipient, prohibited from disclosing such information by a confidentiality agreement or other legal or fiduciary obligation to the Obligors or Subsidiary Guarantors. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has taken normal and reasonable precautions and exercised due care to maintain the confidentiality of such Information. In addition to other remedies, the Obligors shall be entitled to specific performance and injunctive and other equitable relief for breach of this Section 10.14.

Section 10.15            Electronic Communications

(a)            Each Obligor hereby agrees that except to the extent provided in clause (i) of the final sentence of Section 5.01, it will provide to the Administrative Agent all information, documents or other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement or any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Borrower Communications”) by transmitting the Borrower Communications in an electronic/soft medium (provided such Borrower Communications contain any required signatures) in a format acceptable to the Administrative Agent to its applicable e-mail address set forth on Schedule 10.01 (or such other e-mail address designated by the Administrative Agent from time to time).

(b)            Each party hereto agrees that the Administrative Agent may make the Borrower Communications available to the Lenders by posting the Borrower Communications on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”). Nothing in this Section 10.15 shall prejudice the right of the Administrative Agent to make the Borrower Communications available to the Lenders in any other manner specified in this Agreement.

(c)            Each Obligor hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Obligors or their securities) (each, a “Public Lender”). The Obligors hereby agree that (i) Borrower Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Communications “PUBLIC,” each Obligor shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Obligors or their securities for purposes of United States Federal and state securities laws, (iii) all Borrower Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender,” and (iv) the Administrative Agent shall be entitled to treat any Borrower Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”

(d)            Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Borrower Communications have been posted to the Platform shall constitute effective delivery of such Borrower Communications to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e)            Each party hereto agrees that any electronic communication referred to in this Section 10.15 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Administrative Agent) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Administrative Agent, upon the posting of a record of such communication as “received” in the e-mail system of the Administrative Agent; provided that if such communication is not so received by any party during the normal business hours of the Administrative Agent, such communication shall be deemed delivered at the opening of business on the next Business Day for the Administrative Agent.

(f)            Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Borrower Communications and the Platform are provided “as is” and “as available,” (iii) none of the Administrative Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Agent Parties”) warrants the adequacy, accuracy or completeness of the Borrower Communications or the Platform, and each Agent Party expressly disclaims liability for errors or omissions in any Borrower Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with any Borrower Communications or the Platform.

Section 10.16            USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “Act”), it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Obligors in accordance with the Act.

Section 10.17            Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

Section 10.18            No Fiduciary Duty. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Obligors, their stockholders and/or their affiliates. Each Obligor agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Obligor, its stockholders or its affiliates, on the other. The Obligors acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Obligors, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Obligor, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Obligor, its stockholders or its Affiliates on other matters) or any other obligation to any Obligor except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Obligor, its management, stockholders, creditors or any other Person. Each Obligor acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Obligor agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Obligor, in connection with such transaction or the process leading thereto.

Section 10.19            Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Obligors and each of the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Obligor and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender through the Administrative Agent, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Obligors and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Obligors to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.20            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.21            [Reserved]

Section 10.22            Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Five-Year Senior Credit Agreement to be executed by their respective officers thereunder duly authorized, as of the date first set forth above.

TYCO ELECTRONICS GROUP S.A.

By:	/s/ Jean-Jacques Fotzeu
Name: Jean-Jacques Fotzeu
Title: Director

[Signature Page to Second A&R TE Connectivity Credit Agreement]

TE CONNECTIVITY LTD.

By:	/s/ Heath A. Mitts
Name: Heath A. Mitts
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Second A&R TE Connectivity Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Angela Larkin
Name: Angela Larkin
Title: Vice President

[Signature Page to Second A&R TE Connectivity Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Kurt Fuess
Name: Kurt Fuess
Title: Vice President

[Signature Page to Second A&R TE Connectivity Credit Agreement]

BNP PARIBAS,
as a Lender

By:	/s/ Nicole Rodriguez
Name: Nicole Rodriguez
Title: Director

By:	/s/ Nicholas Doche
Name: Nicholas Doche
Title: Vice President

[Signature Page to Second A&R TE Connectivity Credit Agreement]

CITIBANK, N.A.,
as a Lender

By:	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

[Signature Page to Second A&R TE Connectivity Credit Agreement]

DUETSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director
Email: ming.k.chu@db.com
Phone: + 1 (212) 250 - 5451

By:	/s/ Marko Lukin
Name: Marko Lukin
Title: Vice President
Email: marko.lukin@db.com
Phone: + 1 (212) 250 - 7283

[Signature Page to Second A&R TE Connectivity Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Marlon Matthews
Name: Marlon Matthews
Title: Executive Director

[Signature Page to Second A&R TE Connectivity Credit Agreement]

Goldman Sachs Bank USA, as a Lender

By:	/s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

[Signature Page to Second A&R TE Connectivity Credit Agreement]

Bank of China, New York Branch,
as a Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

[Signature Page to Second A&R TE Connectivity Credit Agreement]

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Craig Malloy
Name: Craig Malloy
Title: Director

[Signature Page to Second A&R TE Connectivity Credit Agreement]

The Bank of Nova Scotia,
as a Lender

By:	/s/ Michelle C. Phillips
Name: Michelle C. Phillips
Title: Managing Director

[Signature Page to Second A&R TE Connectivity Credit Agreement]

Commerzbank AG, New York Branch, as a Lender

By:	/s/ Matthew Ward
Name: Matthew Ward
Title: Managing Director

By:	/s/ Jeff Sullivan
Name: Jeff Sullivan
Title: Vice President

[Signature Page to Second A&R TE Connectivity Credit Agreement]

First National Bank of Pennsylvania, as a Lender

By:	/s/ Brendon M. Wilt
Name: Brendon M. Wilt
Title: Vice President

[Signature Page to Second A&R TE Connectivity Credit Agreement]

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Kristopher Tracy
Name: Kristopher Tracy
Title: Director, Financing Solutions

[Signature Page to Second A&R TE Connectivity Credit Agreement]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Andrew D. Holtz
Name: Andrew D. Holtz
Title: Senior Vice President

[Signature Page to Second A&R TE Connectivity Credit Agreement]

Intesa Sampaolo S.p.A ., New York Branch, as a Lender

By:	/s/ Jordon Schweon
Name: Jordan Schweon
Title: Managing Director

By:	/s/ Alessandro Toigo
Name: Alessandro Toigo
Title: Head of Corporate Desk

[Signature Page to Second A&R TE Connectivity Credit Agreement]

SCHEDULE 1.01 to Second Amended and Restated Five-Year Senior Credit Agreement

PRICING GRID

Index Debt Rating (in the order of S&P/Moody’s/Fitch)	Margins
	Facility Fee	Applicable Margin for Term SOFR Loans and Alternative Currency Term Rate Loans	Applicable Margin for ABR Loans
Greater than or equal to A+/A1/A+	0.050%	0.575%	0.000%
A/A2/A	0.065%	0.685%	0.000%
A-/A3/A-	0.075%	0.800%	0.000%
BBB+/Baa1/ BBB+	0.100%	0.900%	0.000%
Lower than or equal to BBB/Baa2/ BBB	0.125%	1.000%	0.000%

The Facility Fee and the Applicable Margin shall be, at any time, the rate per annum set forth in the Pricing Grid opposite the Index Debt Rating of the Borrower by S&P, Moody’s and Fitch; provided, however, that if the S&P rating, the Moody’s rating and the Fitch rating fall within different levels, then (i) if two of the ratings are at the same level and the other rating is one level higher or one level lower than the two same ratings, then the Facility Fee and the Applicable Margin will be based on the two ratings at the same level, (ii) if two of the ratings are at the same level and the other rating is two or more levels above the two same ratings, then the Facility Fee and the Applicable Margin will be based on the rating that is one level above the two same ratings, (iii) if two of the ratings are at the same level and the other rating is two or more levels below the two same ratings, then the Facility Fee and the Applicable Margin will be based on the rating that is one level below the two same ratings, and (iv) if the three ratings are at three different levels, then the Facility Fee and the Applicable Margin will be based on the rating level that is the second highest rating level of the three different ratings levels. If, at any time, no rating is available from S&P, Moody’s and Fitch or any other nationally recognized statistical rating organization designated by the Borrower and approved in writing by the Required Lenders, then the Facility Fee and the Applicable Margin for each period commencing during the 30 days following such ratings becoming unavailable shall be the Facility Fee and the Applicable Margin in effect immediately prior to such ratings becoming unavailable. Thereafter, the rating to be used until ratings from S&P, Moody’s and Fitch become available shall be as agreed between the Borrower and the Required Lenders, and the Borrower and the Required Lenders shall use good faith efforts to reach such agreement within such 30-day period; provided, however, that if no such agreement is reached within such 30-day period, then the Facility Fee and the Applicable Margin thereafter, until such agreement is reached, shall be (a) if any such rating has become unavailable as a result of S&P, Moody’s or Fitch ceasing its business as a rating agency, the Facility Fee and the Applicable Margin in effect immediately prior to such cessation or (b) otherwise, the Facility Fee and the Applicable Margin as set forth opposite the Index Debt Rating “Lower than or equal to BBB/Baa2/BBB” on the Pricing Grid.

SCHEDULE 2.01 to Second Amended and Restated Five-Year Senior Credit Agreement

COMMITMENTS

Lender	Commitment	Applicable Percentage of Total Commitments
Bank of America, N.A.	$169,000,000	11.266666667%
BNP Paribas	$169,000,000	11.266666667%
Citibank, N.A.	$169,000,000	11.266666667%
Deutsche Bank AG New York Branch	$169,000,000	11.266666667%
JPMorgan Chase Bank, N.A.	$169,000,000	11.266666667%
Goldman Sachs Bank USA	$169,000,000	11.266666667%
Bank of China, New York Branch	$80,666,666.67	5.377777778%
Barclays Bank PLC	$80,666,666.67	5.377777778%
The Bank of Nova Scotia	$80,666,666.66	5.377777778%
Commerzbank AG, New York Branch	$50,000,000	3.333333333%
First National Bank of Pennsylvania	$50,000,000	3.333333333%
Standard Chartered Bank	$50,000,000	3.333333333%
The Northern Trust Company	$50,000,000	3.333333333%
Intesa Sanpaolo S.p.A., New York Branch	$44,000,000	2.933333333%
Total Commitments	$1,500,000,000	100.000000000%

SCHEDULE 10.01 to Second Amended and Restated Five-Year Senior Credit Agreement

ADMINISTRATIVE AGENT’S OFFICE; LENDER NOTICE ADDRESSES

ADMINISTRATIVE AGENT’S OFFICE

For payments and requests for credit extensions:

Bank of America, N.A.

Building B

7105 Corporate Dr.

Mail Code: TX2-981-02-29

Dallas, TX 75024

Attention: Katlyn Tran

Telephone: 469-201-8235

Email: Katlyn.tran@bofa.com

Other notices as Administrative Agent:

Bank of America, N.A.

540 W. Madison St.

Mail Code: IL4-540-22-29

Chicago, IL 60661

Attention: Angela Larkin

Telephone: 312-828-3882

Email: angela.larkin@bofa.com

Payment instructions:

Bank of America, N.A.

ABA: 026009593

Account #: 1366072250600

Account Name: Wire Clearing Account for Syn Loans – LIQ

Reference: Tyco Electronics Group S.A.

Payment instructions for Alternative Currencies:

Euros

Beneficiary Bank: Bank of America NT and SA (BOFA GB22)

Beneficiary Account #: GB89BOFA 16505095687029

Beneficiary: Bank of America NA

Address:	Bank of America, N.A. London
Bank of America Merrill Lynch, Financial Center 2 King Edward Street
London EC1A 1HQ

Sterling

Beneficiary Bank: Bank of America NT and SA (BOFA GB22)

Beneficiary Account #: GB90BOFA 16505095687011

Beneficiary: Bank of America NA

Address:	Bank of America, N.A. London
Bank of America Merrill Lynch, Financial Center
2 King Edward Street
London EC1A 1HQ

Yen

Beneficiary Bank: Bank of America NA (BOFAJPJX)

Beneficiary Account #: 606495687013

Beneficiary: Bank of America NA

Address:	Bank of America, Tokyo
Nihonbashi 1-Chome Building, 1-4-1
Nihonbashi Chuo-Ku
Tokyo, Japan 103-0027

SCHEDULE 10.01 to Second Amended and Restated Five-Year Senior Credit Agreement

LENDER NOTICE ADDRESSES

Lender	Address
Bank of America, N.A.	BofA Center – 555 California 555 California Street Ste 7th Floor San Francisco, California 94104
Deutsche Bank AG New York Branch	5022 Gate Parkway Suite 100 Jacksonville, FL 32256
BNP Paribas	787 Seventh Avenue New York, NY 10019
Citibank, N.A.	One Penns Way, Building Ops II, New Castle, Delaware 19720
JPMorgan Chase Bank, N.A.	8181 Communications Pkwy Building B, 6th Floor Plano, TX 75024
The Bank of Nova Scotia	650 West Georgia Street Vancouver, BC V6B4N7
Goldman Sachs Bank USA	200 West Street New York, NY 10282
Bank of China, New York Branch	1045 Avenue of the Americas New York, NY 10018
Barclays Bank PLC	745 Seventh Avenue, 7th Floor New York, NY 10019
First National Bank of Pennsylvania	4140 E State Street Hermitage, PA 16148
The Bank of Nova Scotia	720 King Street West Toronto, ON M5V 2T3
Commerzbank AG - New York Branch	225 Liberty Street, 32nd Floor New York, NY 10281-1050
Intesa Sanpaolo S.p.A.	1 William Street New York, NY 10004
Standard Chartered Bank	1095 Avenue of the Americas New York NY 10036
The Northern Trust Company	333 S. Wabash, WB-42 Chicago, IL 60604

EXHIBIT A

[FORM OF] NOTE

New York, New York

_______________, 20__

FOR VALUE RECEIVED, the undersigned, Tyco Electronics Group S.A. (the “Borrower”), hereby promises to pay to ______________________ or registered assigns (the “Lender”), in accordance with the provisions of the Second Amended and Restated Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Five-Year Senior Credit Agreement, dated as of April 24, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Second Amended and Restated Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Parent Guarantor, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Second Amended and Restated Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender (x) with regard to Loans denominated in Dollars, in Dollars in Same Day Funds at the Administrative Agent’s Office and (y) with regard to Loans denominated in an Alternative Currency, in such Alternative Currency and in Same Day Funds at the applicable Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Second Amended and Restated Agreement.

This Note is one of the Notes referred to in the Second Amended and Restated Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guarantee in Article VIII of the Second Amended and Restated Agreement and each Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Second Amended and Restated Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Second Amended and Restated Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Except as otherwise provided in the Second Amended and Restated Agreement, the Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

TYCO ELECTRONICS GROUP S.A.

By:

Name:

Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	Currency	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________
_________	_________	_________	_________	_________	_________	_________	_________

EXHIBIT B

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Second Amended and Restated Five-Year Senior Credit Agreement identified below (the “Second Amended and Restated Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full. For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Second Amended and Restated Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Second Amended and Restated Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Second Amended and Restated Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:

4.	Administrative Agent:	Bank of America, N.A., as the Administrative Agent under the Second Amended and Restated Credit Agreement

5.	Credit Agreement:	Second Amended and Restated Five-Year Senior Credit Agreement, dated as of April 24, 2024 among Tyco Electronics Group S.A., as Borrower, TE Connectivity Ltd., which, on and after the Permitted Reorganization Effective Date, will be succeeded by TE Connectivity Plc, as the Parent Guarantor, on and after the Permitted Reorganization Effective Date, TE Connectivity Switzerland Ltd., as the Intermediate Guarantor, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent, as amended, supplemented or otherwise modified from time to time.

6.       Assigned Interest:

Aggregate Amount of Commitments/Loans For all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans
$	$	%
$	$	%
$	$	%

[7. Trade Date: ___________________]1

Effective Date: ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

1 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][1] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:
[Consented to:][2]

By:
Title:

1 To be added only if the consent of the Administrative Agent is required by the terms of the Second Amended and Restated Credit Agreement.

2 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Second Amended and Restated Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

SECOND AMENDED AND RESTATED FIVE-YEAR SENIOR CREDIT AGREEMENT, DATED AS OF APRIL 24, 2024 AMONG TYCO ELECTRONICS GROUP S.A., AS BORROWER, TE CONNECTIVITY LTD., WHICH, ON AND AFTER THE PERMITTED REORGANIZATION EFFECTIVE DATE, WILL BE SUCCEEDED BY TE CONNECTIVITY PLC, AS THE PARENT GUARANTOR, ON AND AFTER THE PERMITTED REORGANIZATION EFFECTIVE DATE, TE CONNECTIVITY SWITZERLAND LTD., AS INTERMEDIATE GUARANTOR, THE LENDERS PARTY THERETO, AND BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1.       Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Second Amended and Restated Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent Guarantor, the Borrower, any of their respective subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent Guarantor, on and after the Permitted Reorganization Effective Date, the Intermediate Guarantor, the Borrower, any of their respective subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Second Amended and Restated Credit Agreement, (ii) it meets all requirements of an eligible assignee under the Second Amended and Restated Credit Agreement (subject to receipt of such consents as may be required under the Second Amended and Restated Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Second Amended and Restated Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Second Amended and Restated Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.       Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.       General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT D

[FORM OF] SUBSIDIARY GUARANTY

Dated as of _______________

WHEREAS, Tyco Electronics Group S.A. (the “Borrower”), TE Connectivity Ltd., which, on and after the Permitted Reorganization Effective Date, will be succeeded by TE Connectivity Plc, as the Parent Guarantor, on and after the Permitted Reorganization Effective Date, TE Connectivity Switzerland Ltd., as the Intermediate Guarantor, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent have entered into the Second Amended and Restated Five-Year Senior Credit Agreement, dated as of April 24, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Second Amended and Restated Credit Agreement”), pursuant to which the Borrower is or may be entitled, subject to certain conditions, to borrow loans thereunder; and

WHEREAS, in conjunction with the transactions contemplated by the Second Amended and Restated Credit Agreement and in consideration of the financial and other support that the Borrower has provided, and such financial and other support as the Borrower may in the future provide, to the undersigned (together with its successors, the “Subsidiary Guarantor”) and in order to induce the Lenders and the Administrative Agent to enter into the Second Amended and Restated Credit Agreement and to make extensions of credit thereunder, the Subsidiary Guarantor is willing to guarantee the obligations of the Borrower under the Second Amended and Restated Credit Agreement and the Notes issued thereunder;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subsidiary Guarantor hereby agrees as follows:

DEFINITIONS

Section 1.01 Definitions. Terms defined in the Second Amended and Restated Credit Agreement and not otherwise defined herein are used herein as therein defined, and the provisions of Sections 1.03 and 1.04 of the Second Amended and Restated Credit Agreement shall apply to this Subsidiary Guaranty. In addition, the following terms, as used herein, have the following meanings:

“Guaranteed Obligations” means (i) all obligations of the Borrower in respect of principal of and interest on the Loans and the Notes, (ii) all other amounts payable by the Borrower under the Second Amended and Restated Credit Agreement or any Note and (iii) all renewals or extensions of the foregoing, in each case whether now outstanding or hereafter arising. The Guaranteed Obligations shall include, without limitation, any interest, costs, fees and expenses that accrue on or with respect to any of the foregoing and are payable by the Borrower pursuant to the Second Amended and Restated Credit Agreement or any Note, whether before or after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more than one of the Obligors, and any such interest, costs, fees and expenses that would have accrued thereon or with respect thereto and would have been payable by the Borrower pursuant to the Second Amended and Restated Credit Agreement or Note but for the commencement of such case, proceeding or other action.

“Obligors” means, at any time, collectively, the Borrower, the Parent Guarantor (as defined in the Second Amended and Restated Credit Agreement), on and after the Permitted Reorganization Effective Date (as defined in the Second Amended and Restated Credit Agreement), the Intermediate Guarantor (as defined in the Second Amended and Restated Credit Agreement), and each “Subsidiary Guarantor” (as defined in the Second Amended and Restated Credit Agreement) at such time.

GUARANTEE

Section 2.01 The Guarantee. Subject to Section 2.03, the Subsidiary Guarantor hereby unconditionally and irrevocably guarantees to the Lenders and the Administrative Agent and to each of them, the due and punctual payment in cash of all Guaranteed Obligations as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, according to the terms thereof. This is a continuing guarantee and a guarantee of payment and not merely of collection. In case of failure by the Borrower punctually to pay the indebtedness guaranteed hereby, the Subsidiary Guarantor, subject to Section 2.03, hereby unconditionally agrees to cause such payment to be made, in cash, punctually as and when the same shall become due and payable, whether at maturity or by declaration or otherwise, and as if such payment were made by the Borrower.

Section 2.02 Guarantee Unconditional. The obligations of the Subsidiary Guarantor under this Article II shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Obligor under any Loan Document, by operation of law or otherwise;

any modification or amendment of or supplement to any Loan Document (other than as specified in an amendment or waiver of this Subsidiary Guaranty effected in accordance with Section 2.03);

any modification, amendment, waiver, release, non-perfection or invalidity of any direct or indirect security, or of any guaranty or other liability of any third party, for any obligation of any other Obligor under any Loan Document;

any change in the corporate existence, structure or ownership of any other Obligor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Obligor or its assets or any resulting release or discharge of any obligation of any other Obligor contained in any Loan Document;

the existence of any claim, set-off or other rights which the Subsidiary Guarantor may have at any time against any other Obligor, the Administrative Agent, any Lender or any other Person, whether or not arising in connection with the Loan Document; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

any invalidity or unenforceability relating to or against any other Obligor for any reason of any Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by any other Obligor of the principal of or interest on any Loan or any other amount payable by any other Obligor under any Loan Document; or

any other act or omission to act or delay of any kind by any other Obligor, the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Subsidiary Guarantor under this Article II.

Section 2.03 Limit of Liability. The Subsidiary Guarantor shall be liable under this Subsidiary Guaranty only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any other applicable law. To the extent that the Subsidiary Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations which shall exceed the greater of (i) the amount of the economic benefit actually received by the Subsidiary Guarantor from the incurrence of the Loans under the Second Amended and Restated Credit Agreement and (ii) the amount which the Subsidiary Guarantor would otherwise have paid if the Subsidiary Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower and any other Subsidiary Guarantors) in the same proportion as the Subsidiary Guarantor’s net worth at the date enforcement hereunder is sought bears to the aggregate net worth of all the Subsidiary Guarantors at the date enforcement hereunder is sought (the “Contribution Percentage”), then the Subsidiary Guarantor shall have a right of contribution against each other Subsidiary Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date enforcement hereunder is sought in an aggregate amount less than such other Subsidiary Guarantor’s Contribution Percentage of the aggregate payments made to and including the date enforcement hereunder is sought by all Subsidiary Guarantors in respect of the Guaranteed Obligations; provided that no Subsidiary Guarantor may take any action to enforce such right until the Guaranteed Obligations (other than contingent indemnification obligations with respect to unasserted claims) have been indefeasibly paid in full in cash and the Commitments have been terminated, it being expressly recognized and agreed by all parties hereto that the Subsidiary Guarantor’s right of contribution arising pursuant to this Section 2.03 against any other Subsidiary Guarantor shall be expressly junior and subordinate to such other Subsidiary Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under any Subsidiary Guaranty. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 2.03, each Subsidiary Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Subsidiary Guarantor in respect of such payment. The Subsidiary Guarantor recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, the Subsidiary Guarantor has the right to waive its contribution right against any other Subsidiary Guarantor to the extent that after giving effect to such waiver the Subsidiary Guarantor would remain solvent, in the determination of the Required Lenders.

Section 2.04 Discharge; Reinstatement in Certain Circumstances. Subject to Section 4.06, the Subsidiary Guarantor’s obligations under this Article II shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Loans and all other amounts payable by the Borrower under the Loan Documents shall have been paid in full in cash. If at any time any payment of the principal of or interest on any Loan or any other amount payable by the Borrower under any Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any other Obligor or otherwise, the Subsidiary Guarantor’s obligations under this Article II with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 2.05 Waiver. The Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any other Obligor or any other Person.

Section 2.06 Subrogation and Contribution. (a) The Subsidiary Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of the payee against the Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any other Obligor in respect thereof or (ii) to receive any payment, in the nature of contribution or for any other reason, from any other Obligor with respect to such payment.

(b) Notwithstanding the provision of subsection (a) of this Section 2.06, the Subsidiary Guarantor shall have and be entitled to (i) all rights of subrogation or contribution otherwise provided by law in respect of any payment it may make or be obligated to make under this Subsidiary Guaranty and (ii) all claims (as defined under Chapter 11 of Title 11 of the United States Code, as amended, or any successor statute (the “Bankruptcy Code”)) it would have against any Obligor or any other Subsidiary Guarantor (each an “Other Party”) in the absence of subsection (a) of this Section 2.06 and to assert and enforce the same, in each case on and after, but at no time prior to, the date (the “Subrogation Trigger Date”) which is one year and five days after the Maturity Date if, but only if, (x) no Default or Event of Default of the type described in Article VI of the Second Amended and Restated Credit Agreement with respect to the relevant Other Party has existed at any time on and after the Subrogation Trigger Date and (y) the existence of the Subsidiary Guarantor’s rights under this clause (b) would not make the Subsidiary Guarantor a creditor (as defined in the Bankruptcy Code) of such Other Party in any insolvency, bankruptcy, reorganization or similar proceeding commenced on or prior to the Subrogation Trigger Date.

Section 2.07 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under the Loan Documents is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Loan Documents shall nonetheless be payable by the Subsidiary Guarantor hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Subsidiary Guarantor represents and warrants to the Administrative Agent and the Lenders that:

Section 3.01 Corporate Existence and Power. The Subsidiary Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of [____________________].

Section 3.02 Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Subsidiary Guarantor of this Subsidiary Guaranty:

(a) are within the Subsidiary Guarantor’s corporate powers;

(b) have been duly authorized by all necessary corporate action on the part of the Subsidiary Guarantor;

(c) require no action by or in respect of, or filing with, any Governmental Authority on the part of the Subsidiary Guarantor; and

(d) do not contravene, or constitute a default by the Subsidiary Guarantor under, any provision of (i) applicable law or regulation, (ii) the certificate of incorporation, by-laws or other constitutive documents of the Subsidiary Guarantor, or (iii) any agreement or instrument evidencing or governing Debt of the Subsidiary Guarantor or any other material agreement, judgment, injunction, order, decree or other instrument binding upon the Subsidiary Guarantor.

Section 3.03 Binding Effect. This Subsidiary Guaranty constitutes a valid and binding obligation of the Subsidiary Guarantor.

Section 3.04 Not an Investment Company. The Subsidiary Guarantor is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

MISCELLANEOUS

Section 4.01 Notices. All notices, requests and other communications to be made to or by the Subsidiary Guarantor hereunder shall be in writing (including, without limitation, bank wire, telex, facsimile transmission or similar writing) and shall be given: (a) if to the Subsidiary Guarantor, to it at its address or facsimile number set forth on the signature pages hereof or such other address or facsimile number as the Subsidiary Guarantor may hereafter specify for the purpose by notice to the Administrative Agent and (b) if to any party to the Second Amended and Restated Credit Agreement, to it at its address or facsimile number for notices specified in or pursuant to the Second Amended and Restated Credit Agreement. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile transmission number specified in this Section 4.01 and electronic, telephonic or other appropriate confirmation of receipt thereof is received by the sender, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this Section 4.01.

Section 4.02 No Waiver. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or privilege under this Subsidiary Guaranty or any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.03 Amendments and Waivers. Any provision of this Subsidiary Guaranty may be amended or waived if, and only if, such amendment or waiver is entered into in accordance with Section 10.02 of the Second Amended and Restated Credit Agreement.

Section 4.04 Successors and Assigns. This Subsidiary Guaranty is for the benefit of the Lenders and the Administrative Agent and their respective successors and assigns and in the event of an assignment of the Loans, the Notes or other amounts payable under the Loan Documents, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. All the provisions of this Subsidiary Guaranty shall be binding upon the Subsidiary Guarantor and its successors and assigns.

Section 4.05 Taxes. All payments by the Subsidiary Guarantor hereunder shall be made free and clear of Taxes and otherwise in accordance with Section 9.05 of the Second Amended and Restated Credit Agreement (which Section, including but not limited to the indemnification provisions contained therein, is hereby incorporated by reference as if set forth herein, provided that each reference contained therein to any other Obligor shall be a reference to the Subsidiary Guarantor).

Section 4.06 Effectiveness. (a) This Subsidiary Guaranty shall become effective when the Administrative Agent shall have received a counterpart hereof signed by the Subsidiary Guarantor.

(b) The Subsidiary Guarantor may at any time elect to terminate this Subsidiary Guaranty and its obligations hereunder if (i) after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (ii) at such time the Subsidiary Guarantor does not have in effect a guarantee the effect of which would require the Subsidiary Guarantor to be a Subsidiary Guarantor under the terms of Section 5.12 of the Second Amended and Restated Credit Agreement. If the Subsidiary Guarantor so elects to terminate this Subsidiary Guaranty, it shall give the Administrative Agent notice to such effect, which notice shall be accompanied by a certificate of a Responsible Officer to the effect that, after giving effect to such termination, no Default or Event of Default shall have occurred and be continuing. The Administrative Agent may conclusively rely on such certificate. Upon receipt of such notice and such certificate, unless the Administrative Agent determines that a Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall promptly deliver to the Subsidiary Guarantor the counterpart of this Subsidiary Guaranty delivered to the Administrative Agent pursuant to Section 4.06(a), and upon such delivery this Subsidiary Guaranty shall terminate and the Subsidiary Guarantor shall have no further obligations hereunder. In addition to the foregoing, this Subsidiary Guaranty may be terminated and released in accordance with the terms of the eighth paragraph of Article VII of the Second Amended and Restated Credit Agreement.

Section 4.07 GOVERNING LAW; SUBMISSION TO JURISDICTION. (a) THIS SUBSIDIARY GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THE SUBSIDIARY GUARANTOR HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS SUBSIDIARY GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE SUBSIDIARY GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SUBSIDIARY GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SUBSIDIARY GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE OBLIGORS OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) If the Subsidiary Guarantor is not organized under the laws of the United States of America or a State thereof:

(i) Appointment of Agent for Service of Process. The Subsidiary Guarantor hereby irrevocably designates and appoints CT Corporation System having an office on the date hereof at 111 Eighth Avenue, New York, New York 10011 as its authorized agent, to accept and acknowledge on its behalf, service or any and all process which may be served in any suit, action or proceeding of the nature referred to in subsection (a) above in any federal or New York State court sitting in New York City. The Subsidiary Guarantor represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent. Such designation and appointment shall be irrevocable until all principal and interest and all other amounts payable hereunder shall have been paid in full in accordance with the provisions hereof. If such agent shall cease so to act, the Subsidiary Guarantor covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

(ii) Service of Process. The Subsidiary Guarantor hereby consents to process being served in any suit, action, or proceeding of the nature referred to in subsection (a) above in any federal or New York State court sitting in New York City by service of process upon the agent of the Subsidiary Guarantor, as the case may be, for service of process in such jurisdiction appointed as provided in subsection (b)(i) above; provided that, to the extent lawful and possible, written notice of said service upon such agent shall be mailed by registered airmail, postage prepaid, return receipt requested, to the Subsidiary Guarantor at its address specified on the signature pages hereof or to any other address of which the Subsidiary Guarantor shall have given written notice to the Administrative Agent. The Subsidiary Guarantor irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service and agrees that such service shall be deemed in every respect effective service of process upon the Subsidiary Guarantor in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Subsidiary Guarantor.

(iii) No Limitation on Service or Suit. Nothing in this Section 4.07 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or limit the right of the Administrative Agent or any Lender to bring proceedings against the Subsidiary Guarantor in the courts of any jurisdiction or jurisdictions.

(iv) Waiver of Immunities. To the extent permitted by applicable law, if the Subsidiary Guarantor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Subsidiary Guarantor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Subsidiary Guaranty. The Subsidiary Guarantor agrees that the waivers set forth above shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

Section 4.08 WAIVER OF JURY TRIAL. THE SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUBSIDIARY GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.09 Judgment Currency. If, under any applicable law and whether pursuant to a judgment being made or registered against the Subsidiary Guarantor or for any other reason, any payment under or in connection with this Subsidiary Guaranty, is made or satisfied in a currency (the “Other Currency”) other than that in which the relevant payment is due (the “Required Currency”) then, to the extent that the payment (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable for the party entitled thereto (the “Payee”) to purchase the Required Currency with the other Currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by the Payee falls short of the amount due under the terms of this Subsidiary Guaranty, the Subsidiary Guarantor shall, to the extent permitted by law, as a separate and independent obligation, indemnify and hold harmless the Payee against the amount of such shortfall. For the purpose of this Section, “rate of exchange” means the rate at which the Payee is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any premium and other costs of exchange.

Section 4.10 Subsidiary Guaranty and Loan Document. This Agreement constitutes a “Loan Document” and a “Subsidiary Guaranty”, and the Subsidiary Guarantor constitutes a “Subsidiary Guarantor”, in each case, for all purposes under the Second Amended and Restated Credit Agreement and the other Loan Documents.

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IN WITNESS WHEREOF, the Subsidiary Guarantor has caused this instrument to be duly executed by its authorized officer as of the date first above written.

[SUBSIDIARY GUARANTOR]

By:
Name:
Title:

[Address]

Facsimile Number:

EXHIBIT E

[FORM OF] SOLVENCY CERTIFICATE

1.       This solvency certificate (this “Certificate”) is being furnished pursuant to Section 4.01(e) of the Second Amended and Restated Five-Year Senior Credit Agreement, dated as of April 24, 2024 (the “Second Amended and Restated Credit Agreement”) among Tyco Electronics Group S.A., as Borrower, TE Connectivity Ltd., which, on and after the Permitted Reorganization Effective Date, will be succeeded by TE Connectivity Plc, as the Parent Guarantor, on and after the Permitted Reorganization Effective Date, TE Connectivity Switzerland Ltd., as the Intermediate Guarantor, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Second Amended and Restated Credit Agreement.

2.       I, the undersigned, Chief Financial Officer of the Parent Guarantor, do hereby certify, solely in my capacity as an officer of the Parent Guarantor, and not in my individual capacity, on behalf of the Parent Guarantor that, as of the Effective Date, the Parent Guarantor and its Subsidiaries, taken as a whole, are Solvent.

3.       As used herein, the term “Solvent” means with respect to any Person (or group of Persons) on a particular date, that on such date (i) the value of the assets of such Person (or group of Persons) is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person (or group of Persons), (ii) such Person (or group of Persons) is able to pay its debts, other liabilities, contingent liabilities and other commitments as they become due in the normal course of business, (iii) such Person (or group of Persons) does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s (or group of Person’s) ability to pay as such debts and liabilities mature, and (iv) such Person (or group of Persons) is not engaged in a business or a transaction for which such Person’s (or group of Person’s) assets (after giving effect to any engagement in such business or transaction) would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person (or group of Persons) is engaged.

(Signature Page Follows)

IN WITNESS WHEREOF, I have executed this Certificate this [●] day of [●], 2024

Name:
Title: Chief Financial Officer